SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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RESOLUTE ENERGY CORPORATION

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1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

April 25, 2011

Dear Resolute Energy Corporation Stockholder:

You are cordially invited to the Resolute Energy Corporation Annual Meeting of Stockholders to be held on Thursday, June 2, 2011, at 2:00 p.m., Mountain Time. The meeting will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202.

At the Annual Meeting, you will be asked (i) to elect three Class II directors to our Board of Directors; (ii) to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”); (iii) to select, by a non-binding advisory vote, the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company; (iv) to approve an amendment to our 2009 Performance Incentive Plan to increase the maximum number of shares available for award under the plan by 6,500,000 shares of our common stock and to make certain other administrative amendments to the plan; and (v) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2010, with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us at the meeting. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the meeting, you may withdraw your proxy should you wish to vote in person.

Sincerely,

Nicholas J. Sutton
Chairman and Chief Executive Officer

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Resolute Energy Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Resolute Energy Corporation will be held at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at 2:00 p.m., Mountain Time, on June 2, 2011, for the following purposes:

1.	to elect Richard L. Covington, James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors;

2.	to approve, by a non-binding advisory vote, the compensation paid to the Company’s Named Executive Officers (the “Say on Pay Vote”);

3.	to select, by a non-binding advisory vote, the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company;

4.	to approve an amendment to our 2009 Performance Incentive Plan (i) to increase the maximum number of shares available for award under the plan by 6,500,000 shares of our common stock, and (ii) to make other administrative amendments to the plan;

5.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

6.	to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Monday, April 18, 2011, are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 2, 2011:

The proxy statement, proxy card and the annual report to stockholders for the fiscal year ended December 31, 2010, are available at www.proxydocs.com/ren.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Michael N. Stefanoudakis
Senior Vice President, General Counsel and Secretary

April 25, 2011
Denver, Colorado

i

ii

1675 Broadway, Suite 1950
Denver, Colorado 80202
Telephone: (303) 534-4600

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of Resolute Energy Corporation, a Delaware corporation (“we,” “our,” “us,” “Resolute” or the “Company”), in connection with its solicitation of proxies for Resolute’s Annual Meeting of Stockholders to be held on June 2, 2011, at 2:00 p.m., Mountain Time, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

This proxy statement and the enclosed proxy card are expected to be first sent to our stockholders on or about April 27, 2011. The proxy materials are also available at www.proxydocs.com/ren.

Stockholders Entitled to Vote

The close of business on Monday, April 18, 2011, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. On that date, our outstanding voting securities consisted of 60,418,589 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated.

Differences Between Holding Stock of Record and as a Beneficial Owner

Most stockholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a proxy card for you to use that contains voting instructions and allows you to vote via the phone, mail or online.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by such brokerage account or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Attending the Annual Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to April 18, 2011, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Voting in Person at the Annual Meeting

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

Quorum

Holders of a majority of our outstanding common stock entitled to vote must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. If the shares present in person or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned to a subsequent time. Shares that are voted “FOR,” “AGAINST,” “ABSTAIN,” or, with respect to the election of directors, “WITHHOLD,” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. Broker “non-votes” will also be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a bank, broker or other person holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

You may vote “FOR” or “WITHHOLD” authority to vote on Proposal One, relating to the election of Richard L. Covington, James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors to the Board. Members of the Board are elected by a plurality of votes cast. This means that the three duly-nominated persons who receive the largest number of “FOR” votes cast will be elected. Neither broker non-votes nor “WITHHOLD” votes cast with respect to any nominee will affect the election of that nominee.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive

Officers (the “Say on Pay Vote”). To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will also have the effect of a vote against the proposal.

You may vote “EVERY YEAR,” “EVERY OTHER YEAR,” “EVERY THIRD YEAR” or “ABSTAIN” on Proposal Three, relating to the selection, by a non-binding advisory vote, of the frequency at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company. The approval of Proposal Three shall be determined by a plurality of votes cast. Neither broker non-votes nor abstentions will have any effect on the outcome of the vote on the proposal.

Although the advisory votes in Proposals Two and Three are non-binding, the Board will review the results of the votes and will take them into account in determinations concerning executive compensation and the frequency of future advisory votes.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Four, relating to the proposed amendment to our 2009 Performance Incentive Plan (i) to increase the maximum number of shares available for award under the plan by 6,500,000 shares of our common stock, and (ii) to make other administrative amendments to the plan. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will also have the effect of a vote against the proposal.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Five, relating to the ratification of KPMG LLP as our independent registered public accounting firm. To be approved, that proposal must receive the affirmative vote of a majority of the voting shares that are present, in person or by proxy, at the meeting and entitled to vote on the proposal. An abstention will have the effect of a vote against the proposal. A broker non-vote will not have any effect on the outcome of the vote on the proposal.

Board Recommendation

The Board recommends that you vote as follows:

•	“FOR ALL NOMINEES” Proposal One, relating to the election of Richard L. Covington, James M. Piccone and Robert M. Swartz to our Board of Directors as Class II directors;

•	“FOR” Proposal Two, relating to the proposed approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers;

•	“EVERY THREE YEARS” on Proposal Three relating to the selection, by a non-binding advisory vote, of the frequency—every year, every other year, or every third year—at which the stockholders of the Company will be asked to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers of the Company;

•	“FOR” Proposal Four, relating to the proposed amendment to our 2009 Performance Incentive Plan to (i) to increase the maximum number of shares available for award under the plan by 6,500,000 shares of our common stock, and (ii) to make other administrative amendments to the plan; and

•	“FOR” Proposal Five, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Any proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations; however, your broker, bank or other holder of record does not have discretionary voting authority to vote on Proposal One, Proposal Two, Proposal Three or Proposal Four, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted in favor of the Board’s recommendations on such proposals. If you are a beneficial owner whose shares are held of record by a broker, your broker does have discretionary voting authority under the applicable rules to vote your shares on the routine matter of ratification of KPMG LLP, even if the broker does not receive voting instructions from you.

Other Matters

The proposals set forth in this proxy statement constitute the only business that the Board intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein (the “Proxy Agents”), or their substitutes, to vote on any other business that may properly come before the meeting. If the Annual Meeting is adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Revocation of Proxies

You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) attending the Annual Meeting and voting in person.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our certificate of incorporation provides that members of the Board are to be divided into three classes. The Board currently consists of three Class I directors (William H. Cunningham, James E. Duffy and William J. Quinn), three Class II directors (Richard L. Covington, James M. Piccone and Robert M. Swartz) and three Class III directors (Kenneth A. Hersh, Thomas O. Hicks, Jr. and Nicholas J. Sutton). Our certificate of incorporation provides that a director will generally serve for a term that expires at the annual stockholders’ meeting three years after the date of his or her election. The term of the current Class II directors will expire at the Annual Meeting. Our certificate of incorporation and applicable rules of the New York Stock Exchange (the “NYSE”) contemplate that the number of directors in each class will be approximately equal.

The Board has nominated Messrs. Covington, Piccone and Swartz to stand for election at the Annual Meeting and to serve until the 2014 annual meeting or until their successors are duly elected and qualified. Directors whose terms of office will not expire at the Annual Meeting will continue in office for the remainder of their respective terms. Under our certificate of incorporation and bylaws, the number of directors on the Board is determined by a resolution of the Board.

The Board has no reason to believe that Messrs. Covington, Piccone and Swartz will be unable to serve if elected and, to the knowledge of the Board, each nominee intends to serve the entire term for which election is sought. Only the nominees, or substitute nominees designated by the Board, will be eligible to stand for election as directors at the Annual Meeting. If any nominee becomes unable to serve as a director before the Annual Meeting, the Proxy Agents have the discretionary authority to vote proxies held by them for substitute nominees designated by the Board.

The Board recommends a vote FOR the election of Richard L. Covington, James M. Piccone and Robert M. Swartz to the Board.

Board of Directors

The following table sets forth certain information as of April 18, 2011, regarding the composition of the Board, including the term of each director.

				Current
			Director	Term to
Name	Age	Position	Since	Expire

Nominees
Class II
Richard L. Covington	53	Lead Independent Director	2009	2011
James M. Piccone	60	President and Director	2009	2011
Robert M. Swartz	58	Director	2009	2011

Other Directors
Class I
William H. Cunningham	67	Director	2009	2013
James E. Duffy	60	Director	2009	2013
William J. Quinn	40	Director	2009	2013

Class III
Kenneth A. Hersh	48	Director	2009	2012
Thomas O. Hicks, Jr.	33	Director	2009	2012
Nicholas J. Sutton	66	Chairman and Chief Executive Officer	2009	2012

Nominees

Richard L. Covington was elected to the Company’s Board of Directors in September 2009. Mr. Covington has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009 and is our Lead Independent Director. He is a managing director of the Natural Gas Partners (“NGP”) private equity funds. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Mr. Covington joined Natural Gas Partners in 1997. Prior to joining NGP, Mr. Covington was a senior shareholder at the law firm of Thompson & Knight, LLP in Dallas, Texas. Mr. Covington serves on the investment committee of NGP Capital Resources Company and as a director of numerous private energy companies. In determining Mr. Covington’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the legal and finance aspects of the oil and gas industry and his role as a key advisor to Predecessor Resolute from the founding of Resolute Holdings to the present.

James M. Piccone has been the President and a member of the Board of Directors of the Company since the Company’s formation in July 2009. He was also General Counsel and Secretary of the Company from its formation in July 2009 until July 2010. Mr. Piccone has served as President of the following Company subsidiaries and affiliates: Resolute Natural Resources Company, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc., Resolute Wyoming, Inc., and Resolute Aneth, LLC (collectively, Resources, WYNR, BWNR, RNRC, RWI and Aneth are referred to as “Predecessor Resolute”), and of Resolute Holdings, LLC, since the formation of these entities beginning in 2004. He also served as General Counsel and Secretary of each of these entities until July 2010 and as a member of the Board of Managers of certain of these entities. From January 2002 until January 2004, Mr. Piccone was Executive Vice President and General Counsel for Aspect Energy, LLC, a private oil and gas company. He also served as a contract attorney for Aspect Energy from October 2001 until January 2002. Mr. Piccone served as Vice President—General Counsel and Secretary of HS Resources, Inc. from May 1995 until the acquisition of HS Resources by Kerr-McGee Corporation in August 2001. Mr. Piccone is admitted to the practice of law in Colorado and is a member of local and national bar associations. He is a member of the American Association of Corporate Counsel. In determining Mr. Piccone’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his management and legal expertise, his knowledge of the oil and gas industry and the role he played in the success of HS Resources and Resolute Holdings, including his role in the September 25, 2009 business combination with Hicks Acquisition Company I, Inc. (the “Resolute Transaction”).

Robert M. Swartz was elected to the Company’s Board of Directors in September 2009. Mr. Swartz has been a member of the Audit Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Compensation and Corporate Governance/Nominating Committees. Effective January 1, 2011, Mr. Swartz became Executive Vice President and Chief Operating Officer of Glazer’s Distributors. He was previously Managing Director and Partner of Hicks Equity Partners LLC from 2007 to 2011. He was Chief Executive Officer of Hicks Acquisition Company II, Inc. from September 2010 to December 2010. He was a Senior Vice President of Hicks Acquisition Company I, Inc. from September 2007 until September 2009. From 1999 until 2007, Mr. Swartz served in various positions at Centex Corporation, a New York Stock Exchange home building company, serving as Senior Vice President of Strategic Planning and Mergers and Acquisitions from 1999 to 2000, and serving as Chairman and Chief Executive Officer of Centex HomeTeam Services from 2000 to 2007. Mr. Swartz is on the Board of Direcors of Anvita, Inc. and Ocular LCD, Inc. Mr. Swartz received a Bachelor’s of Science degree in accounting from the State University of New York in Albany in 1973 and a Master of Business Administration degree in finance from New Hampshire College in 1976. Mr. Swartz is a Certified Public Accountant. In determining Mr. Swartz’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in mergers and acquisitions, finance, accounting and management.

Other Directors

William H. Cunningham was elected to the Company’s Board of Directors in September 2009. Dr. Cunningham has been a member of the Audit Committee since September 25, 2009, and was member of the Compensation and Corporate Governance/Nominating Committees between September 25, 2009 and December 14, 2009. Dr. Cunningham was a director of Hicks Acquisition Company I, Inc. from October 2007 through March 2010. Since 1979, Dr. Cunningham has served as a professor of marketing at the University of Texas at Austin and he has held the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin since 1985. From 1983 to 1985 he was Dean of the College of Business Administration and Graduate School of Business of the University of Texas at Austin, from 1985 to 1992 he served as the President of the University of Texas at Austin, and from 1992 to 2000 he served as the Chancellor (Chief Executive Officer) of the University of Texas System. Dr. Cunningham currently serves on the Board of Directors of Lincoln National Corporation, a New York Stock Exchange listed holding company for insurance, investment management, broadcasting and sports programming businesses; Southwest Airlines, an airline listed on the New York Stock Exchange; and Lin Television, a New York Stock Exchange listed company that owns a number of television stations. Dr. Cunningham currently serves as a member of the Board of Trustees of John Hancock Mutual Funds. Dr. Cunningham was president and chief executive officer of IBT Technologies, a privately held e-learning company, from December 2000 through December 2001. IBT Technologies filed for bankruptcy in December 2001 and has been liquidated. Dr. Cunningham received a Bachelor of Business Administration degree in 1966, a Master of Business Administration degree in 1967 and a Ph.D. in 1971, each from Michigan State University. In determining Dr. Cunningham’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his academic experience in corporate governance matters, his service on more than 20 corporate boards, including in many instances as chairman of the audit committee of public companies, and his experience and expertise in marketing and management.

James E. Duffy was elected to the Company’s Board of Directors in September 2009. Mr. Duffy has been a member of the Compensation and Audit Committees since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a co-founder and, since 2003, Chairman of StreamWorks Products Group, Inc., a private consumer products development company that manufactures products for the sport fishing, industrial safety, specialty tool and outdoor recreation industries. From 1990 to 2001, he served as Chief Financial Officer and Director of HS Resources, Inc. until its sale to Kerr-McGee Corporation. Prior to that time, he served as Chief Financial Officer and Director of a division of Tidewater, Inc. He was also a general partner in a boutique investment banking business specializing in the oil and gas business, and began his career with Arthur Young & Co in San Francisco. He is a certified public accountant. In determining Mr. Duffy’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in oil and gas finance, accounting and banking, as well as his position as chief financial officer of two public oil and gas companies and his service as an audit manager for a major accounting firm with engagement responsibility for public and private entities.

Kenneth A. Hersh was elected to the Company’s Board of Directors in September 2009. Mr. Hersh has been a member of the Compensation and Corporate Governance/Nominating Committees since September 25, 2009. He is the Chief Executive Officer of NGP Energy Capital Management, L.L.C. and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. He has been a member of the board of managers of Resolute Holdings since its founding in 2004. Prior to joining Natural Gas Partners, L.P. in 1989, he was a member of the energy group in the investment banking division of Morgan Stanley & Co. He currently serves on the investment committee and as a director of NGP Capital Resources Company, serves as a director of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock Energy Partners, L.P., and as a director of numerous private companies. In determining Mr. Hersh’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in finance, investment banking and management in the energy industry and his extensive record of investing in and helping to develop numerous private and public oil and gas companies.

Thomas O. Hicks, Jr. was elected to the Company’s Board of Directors in September 2009. Mr. Hicks has been a member of the Corporate Governance/Nominating Committee since September 25, 2009. Between September 25, 2009 and December 15, 2009, he was also a member of the Compensation Committee. He was a vice president of Hicks Acquisition Company I, Inc. from February 2007 through September 2009 and was its secretary from August 2007 to September 2009. He currently serves as Secretary and Vice President of Hicks Acquisition Company II, Inc. Mr. Hicks has served as a vice president of Hicks Holdings LLC since its inception in 2005. Hicks Holdings LLC is a Dallas-based family holding company for the Hicks family and a private investment firm which owns and manages real estate assets and makes corporate acquisitions. In 2004 and 2005, Mr. Hicks served as Director, Corporate and Suite Sales, for the Texas Rangers Baseball Club. From 2001 to 2003, Mr. Hicks was an analyst at Greenhill & Co. LLC, a New York based merchant banking firm. From May 2010 to August 2010, Mr. Hicks served as Executive Vice President of Texas Rangers Baseball Partners, Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. On May 24, 2010, Texas Rangers Baseball Partners filed a voluntary petition for bankruptcy and on May 28, 2010, a group of creditors filed an involuntary bankruptcy petition against Rangers Equity Holdings, L.P. and Rangers Equity Holdings GP, LLC. In determining Mr. Hicks’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in sales, banking and management.

William J. Quinn was elected to the Company’s Board of Directors in September 2009. Mr. Quinn has been a member of the Compensation Committee since September 25, 2009, and between September 25, 2009 and December 15, 2009, was also a member of the Corporate Governance/Nominating Committee. He is a managing partner of the Natural Gas Partners private equity funds, having served in those or similar capacities since 1998. He has been a member of the board of managers of Resolute Holdings, LLC since its founding in 2004. He currently serves on the investment committee of NGP Capital Resources Company, and is a director of Eagle Rock Energy Partners, L.P., and of its general partner, Eagle Rock Energy G&P, LLC. He also serves as a member of the board of numerous private energy companies. In determining Mr. Quinn’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his extensive experience and expertise in finance and in the energy industry.

Nicholas J. Sutton has been Chairman of the Board of Directors and Chief Executive Officer of the Company since the Company’s formation in July 2009. Mr. Sutton has been the Chief Executive Officer of, and previously served on the board of managers of, Resolute Natural Resources Company, LLC and related companies and of Resolute Holdings since their founding in 2004. Mr. Sutton was a co-founder, Chairman and Chief Executive Officer of HS Resources, Inc., a New York Stock Exchange listed company, from 1978 until the company’s acquisition by Kerr-McGee Corporation in late 2001. From 2002 until the formation of Resolute Holdings in 2004, Mr. Sutton was a director of Kerr-McGee Corporation. Currently, Mr. Sutton is a director of Tidewater, Inc., the owner and operator of the world’s largest fleet of vessels serving the global offshore oil industry. He also is a member of the Society of Petroleum Engineers and of the American Association of Petroleum Geologists. In determining Mr. Sutton’s qualifications to serve on our Board of Directors, the Board of Directors has considered, among other things, his experience and expertise in the oil and gas industry, his track record in growing public oil and gas companies, including managing acquisition programs, as well as his role in the founding of Resolute Holdings and the Resolute Transaction. In addition, Mr. Sutton has degrees in engineering and law, and has attended the Harvard Owner/President Management program, giving him expertise in all of the areas of importance to the Company.

Director Nomination Arrangements

The Company was incorporated on July 28, 2009 to consummate a business combination with Hicks Acquisition Company I, Inc., a Delaware corporation incorporated on February 26, 2007 (“HACI”). HACI was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets. HACI’s initial public offering was consummated on October 3, 2007. HACI had neither engaged in any operations nor generated any operating revenue prior to the business combination with us.

On September 25, 2009 (the “Acquisition Date”), we consummated a business combination with HACI

(the “Resolute Transaction”) under the terms of a Purchase and IPO Reorganization Agreement, dated as of August 2, 2009 (“Acquisition Agreement”) among the Company, HACI, Resolute Holdings Sub, LLC, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings and HH HACI, L.P., as amended. As a result of the Resolute Transaction, HACI became a wholly owned subsidiary of the Company. In addition, the Company owned, directly or indirectly, prior to the Resolute Transaction, and continues to own after the Resolute Transaction, 100% of the equity interests of Resolute Natural Resources Company, LLC (“Resources”), WYNR, LLC (“WYNR”), BWNR, LLC (“BWNR”), RNRC Holdings, Inc. (“RNRC”), and Resolute Wyoming, Inc. (“RWI”) (formerly known as Primary Natural Resources, Inc. (“PNR”)), and a 99.996% equity interest in Resolute Aneth, LLC (“Aneth”), (collectively, Resources, WYNR, BWNR, RNRC, Aneth and RWI are referred to as “Predecessor Resolute”). The entities comprising Predecessor Resolute prior to the Resolute Transaction were wholly owned by Resolute Holdings Sub, LLC (except for Aneth, which was 99.996% owned by Resolute Holdings Sub, LLC), which in turn is a wholly-owned subsidiary of Resolute Holdings. Under generally accepted accounting principles, HACI was the accounting acquirer in the Resolute Transaction.

Pursuant to the Purchase and IPO Reorganization Agreement the parties agreed that the initial board of directors of the Company would consist of (i) five members designated by Resolute Holdings/NGP, which members were Messrs. Sutton, Piccone, Hersh, Quinn and Covington, (ii) Thomas O. Hicks or his designee, which was Thomas O. Hicks, Jr., (iii) two members to be proposed by Hicks Acquisition Company I, Inc., which were Messrs. Swartz and Cunningham, and (iv) one member to be proposed by Resolute Holdings Sub LLC, which was Mr. Duffy. Such arrangements have since been superseded, and the Nominating/Corporate Governance Committee made the determination to nominate Messrs. Covington, Piccone and Swartz for re-election at the Annual Meeting.

STOCK OWNERSHIP OF CERTAIN PERSONS

Security Ownership of Certain Beneficial Owners and Management

The following table, based in part upon information supplied by officers, directors and principal stockholders, sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock par value $0.0001 per share (“Common Stock”) as of April 18, 2011, by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s Common Stock, (ii) each Named Executive Officer (see “Executive Compensation—Summary Compensation Table”), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities.

For purposes of this beneficial ownership table, “Founder’s Warrants” and “Sponsor’s Warrants” are warrants issued in the Resolute Transaction which entitle the holder to purchase one share of Common Stock at a price of $13.00 per share at any time prior to September 25, 2014. For purposes of calculating beneficial ownership as of April 18, 2011, shares issuable on exercise of Sponsor’s Warrants and Founder’s Warrants are considered to be beneficially owned by the holders thereof. The address for all directors and officers is c/o Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, CO 80202.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

SPO Advisory Corp. 591 Redwood Highway, Suite 3215 Mill Valley, CA 94941	18,421,059	(2)	26.7%

Brian Taylor c/o Pine River Capital Management L.P. 601 Carlson Parkway, Suite 330 Minnetonka, MN 55305	3,233,482	(3)	5.4%

Thomas O. Hicks 100 Crescent Court, Suite 1200 Dallas, Texas 75201	15,503,465	(4)	21.4%

Advisory Research Energy Fund, L.P. 180 North Stetson St., Suite 5500 Chicago, IL 60601	3,318,766	(5)	5.3%

Advisory Research Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	7,725,719	(6)	12.3%

Natural Gas Partners VII, L.P. 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	14,899,357	(7)(8)(9)	22.1%

Kenneth A. Hersh 125 E. John Carpenter Fwy., Suite 600 Irving, TX 75062	14,899,357	(7)(8)	22.1%

Resolute Holdings LLC 1675 Broadway, Suite 1950 Denver, CO 80202	8,333,472	(7)(9)	12.4%

Vaughan Nelson Investment Management, L.P. 600 Travis Street, Suite 6300 Houston, TX 77002	2,835,272	(10)	4.7%

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	2,785,343	(11)	4.6%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

FMR LLC 82 Devonshire Street Boston, MA 02109	5,612,132	(12)	9.3%

Richard L. Covington	0		*

William J. Quinn	0		*

William H. Cunningham	83,730	(13)	*

James E. Duffy	5,405	(14)	*

Thomas O. Hicks, Jr.	114,266	(15)	*

Robert M. Swartz	480,015	(16)	*

Nicholas J. Sutton	1,111,116	(17)	1.8%

James M. Piccone	567,513	(18)	*

Theodore Gazulis	481,431	(19)	*

Richard F. Betz	468,234	(20)	*

Bob D. Brady, Jr.	114,687	(21)	*

All directors and executive officers as a group (14 persons)	18,401,813	(7)(8)(22)	27.2%

(1)	Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 60,418,589 shares of common stock outstanding as of April 18, 2011.

(2)	This disclosure is based on the Schedule 13D/A filed with the SEC on October 29, 2009 by SPO Advisory Corp. on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. Messrs. Scully, Oberndorf, Patterson and McDermott are the four controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp, and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 17,672,325 shares (9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise); San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering

279,753 shares of Company Common Stock issuable upon exercise); SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 607,253 shares (327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise); SPO Advisory Corp, in its capacity as (i) sole general partner of SPO Advisory Partners, L.P., holds sole voting and dispositive power with respect to 9,502,800 shares of Company Common Stock and warrants covering 8,169,525 shares of Company Common Stock issuable upon exercise, and as (ii) the sole general partner of SF Advisory Partners, L.P. holds sole voting and dispositive power with respect to 327,500 shares of Company Common Stock and warrants covering 279,753 shares of Company Common Stock issuable upon exercise; and power is exercised through its four controlling persons, John H. Scully, William E. Oberndorf, William J. Patterson and Edward H. McDermott. John H. Scully holds sole voting power over 3,913 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Scully solely in his capacity as one of four controlling persons of SPO Advisory Corp. William E. Oberndorf holds sole voting and dispositive power over 135,788 shares held in the William E. Oberndorf Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Oberndorf solely in his capacity as one of four controlling persons of SPO Advisory Corp. William J. Patterson holds sole voting and dispositive power over 358 shares held in the William J. Patterson Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. Patterson solely in his capacity as one of four controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,422 shares held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 18,279,578 shares (there are 9,830,300 shares of Company Common Stock and warrants covering 8,449,278 shares of Company Common Stock issuable upon exercise) beneficially owned by Mr. McDermott solely in his capacity as one of four controlling persons of SPO Advisory Corp.

(3)	This disclosure is based on a Schedule 13G filed by Brian Taylor on behalf of Pine River Capital Management L.P. and Nisswa Acquisition Master Fund Ltd. with the SEC on February 10, 2011. The reporting person shares voting and dispositive power over 3,233,482 shares with Pine River Capital Management L.P. and shares voting and dispositive power over 3,094,266 shares with Nisswa Acquisition Master Fund Ltd.

(4)	This disclosure is based on a (i) Schedule 13D/A filed by Thomas O. Hicks with the SEC on March 28, 2011. Thomas O. Hicks has sole voting and dispositive power over 9,805,782 shares and shared voting and dispositive power over 5,697,683 shares. The 9,805,782 shares include 4,666,667 Sponsor’s Warrants and 7,212,802 Founder’s Warrants. The 5,697,683 shares over which Mr. Hicks has shared voting and dispositive power include 1,567 shares of Company Common Stock held by HH-HACI GP, LLC of which Mr. Hicks is the sole member, and 5,696,116 shares of Company Common Stock held by Mr. Hicks’ charitable foundation and estate planning entities for his family. Mr. Hicks disclaims beneficial ownership of any shares held by other entities, except to the extent of his pecuniary interest.

(5)	This disclosure is based on a Schedule 13G/A filed by Advisory Research Energy Fund, L.P. with the SEC on February 11, 2011. Advisory Research Energy Fund, L.P. shares with its general partner, Advisory Research, Inc., voting and dispositive power over these shares, which include 2,611,466 shares underlying currently exercisable warrants. Advisory Research Energy Fund, L.P. claims beneficial ownership over 3,318,766 shares.

(6)	This disclosure is based on a Schedule 13G/A filed by Piper Jaffrey Companies on behalf of Advisory Research Inc. with the SEC on February 11, 2011. Advisory Research Inc. shares voting and dispositive power over these shares, which include 2,611,466 shares underlying currently exercisable warrants. Advisory Research Inc. manages accounts that may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 7,725,719 shares. The interest of one such account, owned by Advisory Research Energy Fund L.P., relates to ownership over 3,318,766 shares, and is reported separately.

(7)	Based on (i) a Form 3 filed by Natural Gas Partners VII, L.P. (“NGP VII”) with the SEC on February 16, 2010, (ii) a Schedule 13D filed with the SEC on February 22, 2010 on behalf of Kenneth A. Hersh, NGP VII and Resolute Holdings, (iii) a Form 5 filed by Kenneth Hersh with the SEC on February 16, 2010, and (iv) a Schedule 13D/A filed with the SEC on February 23, 2011. NGP VII shares voting and dispositive power over 8,623,191 shares and has sole voting and dispositive power over 6,276,166 shares. Securities beneficially owned are comprised as follows: (i) direct ownership of 6,276,166 shares of Company Common Stock distributed by Resolute Holdings to NGP VII on December 21, 2009 in a pro rata distribution by Resolute Holdings to its members for no consideration; (ii) indirect ownership of 289,719 shares of Company Common Stock owned directly by NGP-VII Income Co-Investment Opportunities, L.P. (“Co-Invest”) and received in a pro rata distribution by Resolute Holdings to its members for no consideration. NGP VII owns 100% of NGP Income Management, L.L.C., which is the sole general partner of Co-Invest. NGP VII may be deemed to be the indirect beneficial owner of the 289,719 shares of Company Common Stock owned by Co-Invest; (iii) indirect ownership of 1,400,139 shares of Common Stock owned by Resolute Holdings. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock owned by Resolute Holdings; (iv) indirect ownership of 2,333,333 Sponsor’s Warrants and 4,600,000 Founder’s Warrants owned by Resolute Holdings. NGP VII may be deemed to be the indirect beneficial owner of shares and warrants owned by Resolute Holdings. NGP VII disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

(8)	Includes 14,899,357 shares over which Mr. Hersh has shared voting and dispositive power. Mr. Hersh is an Authorized Member of GFW VII, L.L.C., which is the sole general partner of G.F.W. Energy VII, L.P., which is the sole general partner of NGP VII. Thus, Mr. Hersh may be deemed to indirectly beneficially own all the Company Common Stock directly and/or indirectly deemed beneficially owned by NGP VII. Mr. Hersh disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(9)	Resolute Holdings has sole voting and dispositive power over 8,333,472 shares, consisting of (i) 1,400,139 shares of Company Common Stock, (ii) 4,600,000 Founder’s Warrants and (iii) 2,333,333 Sponsor’s Warrants. NGP VII and Co-Invest own approximately 71% of the outstanding membership interests of Resolute Holdings and therefore may be deemed to be the indirect beneficial owners of the Common Stock and warrants owned by Resolute Holdings.

(10)	This disclosure is based on a Schedule 13G filed by Vaughan Nelson Investment Management, L.P. with the SEC on February 14, 2011. Vaughan Nelson Investment Management, L.P. shares with its general partner, Vaughan Nelson Investment Management, Inc., voting and dispositive power over these shares. Both Vaughan Nelson Investment Management, L.P. and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of the Issuer’s common stock.

(11)	This disclosure is based on a Schedule 13G filed by Neuberger Berman Group LLC with the SEC on February 14, 2011. Neuberger Berman Group LLC shares with Neuberger Berman LLC voting and dispositive power over these shares.

(12)	This disclosure is based on a Schedule 13G filed by FMR LLC with the SEC on February 10, 2011. FMR is the beneficial owner of 4,919,593 shares of Company Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 4,919,593 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 548,769 shares of Company Common Stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole dispositive power over 548,769 shares and sole power to vote or to direct the voting of 548,769 shares of Common Stock owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 143,770 shares of Company Common Stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 143,770 shares and sole power to vote or to direct the voting of 143,770 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.

(13)	Includes (i) 37,730 shares of Company Common Stock and (ii) 46,000 Founder’s Warrants. The total shares of common stock include 4,054 shares of restricted stock that are subject to future vesting.

(14)	Includes 4,054 shares of restricted stock that are subject to future vesting.

(15)	Includes (i) 45,267 shares of Company Common Stock and (ii) 68,999 Founder’s Warrants. The total shares of common stock include 4,054 shares of restricted stock that are subject to future vesting.

(16)	Includes (i) 181,017 shares of Company Common Stock and (ii) 298,998 Founder’s Warrants. The total shares of common stock include 4,054 shares of restricted stock that are subject to future vesting.

(17)	Includes 453,637 shares of restricted stock that are subject to future vesting.

(18)	Includes 266,886 shares of restricted stock that are subject to future vesting.

(19)	Includes 258,352 shares held by the reporting person in a revocable trust, 38,462 shares held in a custodial account and 184,617 shares of restricted stock that are subject to future vesting.

(20)	Includes 46,692 shares held by the reporting person in custodial accounts and 184,617 shares of restricted stock that are subject to future vesting.

(21)	Includes 75,242 shares of restricted stock that are subject to future vesting.

(22)	Includes 7,347,330 shares underlying currently exercisable warrants and 1,252,399 shares of restricted stock that are subject to future vesting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of the copies of such reports available to us and written representations from our executive officers and directors that no other reports were required, we believe that all reporting obligations of our officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2010.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to directors, officers and employees that complies with the rules and regulations of the NYSE and SEC. The Code of Ethics is posted on the Company’s website, at www.resoluteenergy.com, under the “Investor Relations” tab, subheading “Corporate Governance.” All amendments to, and waivers granted under, the Company’s code of ethics will be disseminated on the Company’s website in the manner required by SEC and NYSE rules.

CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. In connection with its oversight of the Company’s operations and governance, the Board of Directors has adopted, among other things, the following:

•	Corporate Governance Guidelines to implement certain policies regarding the governance of the Company;

•	a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues;

•	Charters of the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Finance Committee of the Board of Directors;

•	an Insider Trading Policy to facilitate compliance with insider trading regulations;

•	an Audit Committee Whistleblower Policy to allow directors, officers and employees (i) to make confidential anonymous submissions regarding concerns with respect to accounting or auditing matters and (ii) provides for the receipt of complaints regarding accounting, internal controls or auditing; and

•	a Stockholder and Interested Parties Communication Policy pursuant to which holders of our securities and other interested parties can communicate with the Board of Directors, Board Committees and/or individual directors.

Other than the Insider Trading Policy, each of these documents can be viewed on the Company’s website, available at: www.resoluteenergy.com under the “Investor Relations” tab, subheading “Corporate Governance.” Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. The Board held five meetings in 2010 and acted eight times by written consent. No director, during his period of service in 2010, attended fewer than 75% of the total number of meetings of the Board and committees on which he served. Directors are encouraged, but not required, to attend the Annual Meeting. Messrs. Sutton, Piccone and Swartz attended the 2010 annual stockholders’ meeting.

Director Independence

Under the rules of the NYSE, a majority of the members of the Board of Directors and all of the members of certain committees must be composed of “independent directors,” as defined in the rules of the NYSE. In general, an “independent director” is a person other than an officer or employee of the Company or any other individual who has a relationship, which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Additional independence and qualification requirements apply to our directors serving on certain committees. As discussed under “—Board Committees,” the Company has standing Audit, Compensation, Corporate Governance/Nominating and Finance Committees, each of which is composed entirely of independent directors, under each of the applicable standards. The Company’s Board of Directors has determined that, other than Messrs. Sutton and Piccone, each member of the Board of Directors is independent under the NYSE rules. In making that determination, the Board of Directors considered the relationships of Mr. Hicks with HACI and HH-HACI, L.P., and the relationships of Messrs. Hersh, Covington and Quinn with various NGP entities.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of the Company. None of the Company’s executive officers serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving on the Company’s Board of Directors, or on the compensation committee of the Company’s Board of Directors.

Board Committees

The composition and primary responsibilities of the Audit Committee, the Compensation Committee, the Corporate Governance/Nominating Committee and the Finance Committee are described below.

Audit Committee

The Company has a separately designated Audit Committee, the members of which are Messrs. Cunningham, Duffy and Swartz, with Mr. Swartz serving as Chairman. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Among other things, the committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices and policies, and to serve as an independent and objective party to monitor the financial reporting process. The Board of Directors has determined that each of Mr. Swartz, Mr. Duffy and Dr. Cunningham qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the committee is independent for purposes of SEC Rule 10A-3, and “financially literate” for purposes of applicable NYSE rules. See “Proposal One—Election of Directors—Board of Directors” for a summary of the business experience of each member of the committee. During 2010, the Audit Committee held eight meetings.

Compensation Committee

The Company has a separately designated Compensation Committee, which currently consists of Messrs. Covington, Duffy, Hersh and Quinn, with Mr. Duffy acting as Chairman. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to the compensation of our CEO and to make recommendations to the Board regarding the compensation of our other executive officers. Among other things, the committee reviews and approves corporate goals and objectives for setting CEO compensation, evaluates the performance of the CEO in light of those goals and objectives and sets the compensation of the CEO. In February 2010, the Compensation Committee engaged Effective Compensation, Inc. as its independent compensation consultant. The Board has determined that each member of the committee is (i) independent under applicable NYSE rules, (ii) a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and (iii) an “outside director” as defined in Section 162(m) of the Internal Revenue Code. During 2010, the Compensation Committee held five meetings and acted once by written consent.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee, the members of which are Messrs. Covington, Hersh and Hicks, with Mr. Covington serving as Chairman. The primary function of the Corporate Governance/Nominating Committee is to assist the Board of Directors with identifying, evaluating and recommending to the Board qualified candidates for election or appointment to the Board, (ii) reviewing, evaluating and recommending changes to the Company’s corporate governance guidelines and (iii) monitoring and overseeing matters of corporate governance, including the evaluation of Board and management performance and the “independence” of directors. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2010, the Corporate Governance/Nominating Committee held four meetings.

Director Nominations

The charter of the Corporate Governance/Nominating Committee provides that director candidates recommended by security holders will be considered on the same basis as candidates recommended by other persons. A security holder who wishes to recommend a candidate should send complete information regarding the candidate to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202. The information provided with respect to the nominee should include five years of professional background, academic qualifications, whether the nominee has been subject to any legal proceedings in the past ten years, the relationship between the security holder and the nominee, and any other specific experience, qualifications, attributes or skills that qualify the nominee for the Board. The committee will assess each candidate, including candidates recommended by security holders, by evaluating all factors it considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. The charter provides that nominees must meet certain minimum qualifications. In particular, a nominee must:

•	have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•	be highly accomplished in his or her field, with superior credentials and recognition and broad experience at the administrative or policy-making level in business, government, education, technology or public interest;

•	have relevant expertise and experience and be able to offer guidance and advice to the chief executive officer based on that expertise and experience;

•	with respect to a majority of directors, be independent and able to represent all stockholders and be committed to enhancing long term stockholder value; and

•	have sufficient time available to devote to the activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The committee does not have a formal policy with respect to the consideration of diversity when assessing director nominees, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Finance Committee

The Company has a separately designated Finance Committee, the members of which are Messrs. Cunningham, Hicks, Quinn and Swartz, with Mr. Quinn serving as Chairman. The primary function of the Finance Committee is to assist the Board of Directors with oversight of annual and long-range planning, reviewing the financial condition and performance of the Company, reviewing the Company’s risk profile with respect to financial matters, evaluating major financial policies and strategies, reviewing proposed acquisitions and divestitures (when it is impractical for the entire Board to do so), review hedging matters, and monitoring the management of the Company’s 401(k) plan. The Board has determined that each member of the committee is independent under applicable NYSE rules. During 2010, the Finance Committee held six meetings.

Non-Management Sessions

The Board generally schedules regular executive sessions involving exclusively non-management directors, as required by NYSE rules, at the time of each in-person board meeting. Mr. Covington, as our lead independent director, presides at all such executive sessions.

Stockholder and Interested Parties Communications Policy

In recognition of the importance of providing all interested parties, including but not limited to, the holders of Resolute securities, with the ability to communicate with members of the Board, including non-management directors, the Board has adopted a Stockholder and Interested Parties Communication Policy, a copy of which is available on our website. Pursuant to the policy, interested parties may direct correspondence to the Board, or to any individual director and the lead independent director by mail to the following address: Resolute Energy Corporation, Attn: Lead Independent Director, 1675 Broadway, Suite 1950, Denver, CO 80202.

Communications should not exceed 1,000 words in length and should indicate (i) the type and amount of Resolute securities held by the person submitting the communication, if any, and/or the nature of the person’s interest in Resolute, (ii) any personal interest the person has in the subject matter of the communication and (iii) the person’s mailing address, e-mail address and telephone number. Unless the communication relates to an improper topic (e.g., it contains offensive content or advocates that we engage in illegal activities) or it fails to satisfy the procedural requirements of the policy, we will deliver it to the person(s) to whom it is addressed.

Absence of Appraisal Rights

We are incorporated in the State of Delaware and, accordingly, are subject to the Delaware General Corporation Law. Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to any of the proposals to be acted upon at the Annual Meeting.

Stockholder Proposals

Any proposal that a stockholder wishes to include in proxy materials for our 2012 annual meeting of stockholders must be received no later than December 27, 2011 and must be submitted in compliance with SEC Rule 14a-8. Proposals should be directed to Resolute Energy Corporation, Attn: Secretary, 1675 Broadway, Suite 1950, Denver, Colorado 80202.

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2012 annual meeting of stockholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.7 of our bylaws, and must be received at our principal executive offices no earlier than February 3, 2012, and no later than March 5, 2012, in each case assuming that the 2012 annual meeting is held on the anniversary of the Annual Meeting. Any such proposal must be an appropriate subject for stockholder action under applicable law and must otherwise comply with Section 2.7 of our bylaws.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 5, 2012 that is intended to be presented at the 2012 annual meeting without inclusion in the proxy statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

Board Leadership Structure and Risk Management

Our Board of Directors currently consists of nine directors, all of whom, other than Messrs. Sutton and Piccone, have been determined to be “independent directors” under the rules of the NYSE. Mr. Sutton has served as Chairman and CEO since the Company became a public company in September 2009, was Chairman and CEO of Resolute Holdings from its inception in 2004, and was instrumental in the completion of the Resolute Transaction. He is most familiar with the Company’s properties and, based on his years as chairman and chief executive officer of HS Resources from 1998 to 2001, has demonstrated skills in building and leading a public oil and gas company. Accordingly, the Board of Directors believes that he is uniquely qualified to be the person who sets the agenda for, and leads discussion of, strategic issues for the Company. Our lead independent director, Mr. Covington, presides over executive sessions of the independent directors, which occur at the time of each in-person board meeting. The Board appointed Mr. Covington as the lead independent director in March 2010. In such capacity, Mr. Covington reviews agendas for Board meetings, reviews with Mr. Sutton annual goals and objectives for the Company, and consults with the Board regarding its evaluation of the performance of the CEO. The Board believes that its supermajority of independent directors and other aspects of its governance provide appropriate independent oversight to Board decisions.

The Board of Directors oversees the risks involved in the Company’s operations as part of its general oversight function, integrating risk management into the Company’s compliance policies and procedures. While the Board has the ultimate oversight responsibility for the risk management process, the Audit Committee has certain specific responsibilities relating to risk management. Among other things, the Audit Committee, pursuant to its charter, addresses Company policies with respect to risk assessment and risk management, and reviews major risk exposures (whether financial, operating or otherwise) and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. While the charters of the Compensation, Corporate Governance/Nominating and Finance Committees do not assign specific risk-related responsibilities to those committees, the committees nevertheless consider risk and risk management issues in the course of performing their duties with respect to compensation and governance issues, respectively.

Current Executive Officers

The following table sets forth certain information as of April 18, 2011, regarding the current executive officers of the Company.

Name	Age	Position

Nicholas J. Sutton	66	Chairman and Chief Executive Officer

James M. Piccone	60	President and Director

Richard F. Betz	49	Senior Vice President, Strategy and Planning

Theodore Gazulis	56	Senior Vice President and Chief Financial Officer

Michael N. Stefanoudakis	40	Senior Vice President, General Counsel and Secretary

Bob D. Brady, Jr.	53	Vice President, Operations

James A. Tuell	51	Vice President and Chief Accounting Officer

Nicholas J. Sutton — See “Proposal One—Election of Directors” for Mr. Sutton’s biography.

James M. Piccone — See “Proposal One—Election of Directors” for Mr. Piccone’s biography.

Richard F. Betz has been Senior Vice President, Strategy and Planning of the Company since September 25, 2009, and was Vice President—Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years.

Theodore Gazulis has been Senior Vice President and Chief Financial Officer of the Company since September 25, 2009, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He has been Vice President—Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University, and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Michael N. Stefanoudakis has been Senior Vice President, Secretary and General Counsel of the Company since July 1, 2010. From April 2009 until June 2010, Mr. Stefanoudakis served as Senior Vice President, Secretary and General Counsel of StarTek, Inc., a public company in the business processing outsourcing industry. From 2006 to 2008, Mr. Stefanoudakis was Vice President and General Counsel at BioFuel Energy Company, a public company in the ethanol production industry. From 2004 to 2006, Mr. Stefanoudakis served as Vice President and General Counsel of Patina Oil & Gas Corporation, a public oil and gas exploration company, until its merger with Noble Energy, Inc. Prior to his public company experience, Mr. Stefanoudakis spent eight years as a practicing attorney, most recently at the legal firm Hogan & Hartson LLP (now Hogan Lovells). Mr. Stefanoudakis graduated from the University of San Diego with a B.A. in Economics in 1993 and from Harvard Law School with a J.D. in 1996. He is admitted to the practice of law in Colorado and is a member of local and national bar associations.

Bob D. Brady, Jr. has been Vice President, Operations of the Company since June 1, 2010. From March 1, 2006 until May 31, 2010, Mr. Brady served as the Company’s Operations Manager. Mr. Brady previously served as Vice President of Engineering and Operations of Double Eagle Petroleum Company from April 2002 until February 2006. Mr. Brady was Operations Manager for Prima Oil & Gas from October 2000 until April 2002. Prior to working for Prima, Mr. Brady was Vice President of Engineering and Operations for Evergreen Operating Corporation. He has 27 years’ experience in natural gas and oil industry operations. He graduated from the Colorado School of Mines in 1984 with a Bachelor of Science degree in Petroleum Engineering. He has been a member of the Society of Petroleum Engineers since 1982.

James A. Tuell has been Vice President and Chief Accounting Officer of the Company since June 1, 2010. From December 2009 until May 31, 2010, Mr. Tuell served as the Company’s Interim Chief Accounting Officer. Prior to joining Resolute, Mr. Tuell owned and operated an accounting and finance consultancy which served Resolute and numerous other independent energy companies from January 2009 through December 2009 and from July 2001 to February 2004. Mr. Tuell served as a director of Infinity Energy Resources, Inc.

from April 2005 until June 2008. He also served in various officer capacities with Infinity Energy Resources, Inc., from March 2005 through August 2007, including as President, Chief Operating Officer, Chief Executive Officer, principal financial and accounting officer and Executive Vice President. Mr. Tuell also served as President of Infinity Oil & Gas of Wyoming, Inc. and Infinity Oil and Gas of Texas, Inc., wholly-owned subsidiaries of Infinity Energy Resources, Inc., from February 2004 and June 2004, respectively, until May 2007. From 1996 through July 2001, Mr. Tuell served as Controller and Chief Accounting Officer of Basin Exploration, Inc. From 1994 through 1996, he served as Vice President and Controller of Gerrity Oil & Gas Corporation. Mr. Tuell was employed by the independent accounting firm of Price Waterhouse from 1981 through 1994, most recently as a Senior Audit Manager. He earned a B.S. in accounting from the University of Denver and is a certified public accountant.

Family Relationships

There are no family relationships among any of the Company’s directors and executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by our principal executive officer, our principal financial officer and three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers as of December 31, 2010.

										Change in
										Pension Value
										and
										Nonqualified
									Non-Equity	Deferred
						Stock		Option	Incentive Plan	Compensation	All Other
Name and Principal			Salary	Bonus		Awards		Awards	Compensation	Earnings	Compensation		Total
Position	Year		($)	($)		($)		($)	($)	($)	($)		($)

Nicholas J. Sutton(1)	2010		$501,923	—		$5,177,118	(2)	—	$480,200	—	$14,700	(3)	$6,173,941
Chief Executive Officer	2009	(4)	$191,827	$138,111	(5)	—		—	—	—	$14,700	(3)	$344,638

James M. Piccone(1)	2010		$351,346	—		$3,163,794	(2)	—	$285,700	—	$17,760	(3)	$3,818,600
President	2009	(4)	$102,308	$100,611	(5)	—		—	—	—	$15,508	(3)	$218,427

Theodore Gazulis	2010		$301,154	—		$2,300,941	(2)	—	$201,700	—	$14,700	(3)	$2,818,495
Senior Vice President	2009	(4)	$88,846	$88,111	(5)	—		—	—	—	$14,700	(3)	$191,657
and Chief Financial
Officer

Richard F. Betz	2010		$301,154	—		$2,300,941	(2)	—	$201,700	—	—		$2,803,795
Senior Vice President,	2009	(4)	$88,846	$75,000	(5)	—		—	—	—	—		$163,846
Strategy and Planning

Bob D. Brady, Jr.(6)	2010		$262,881	—		$920,377	(2)	—	$332,485 (7)	—	$17,760	(3)	$1,533,503
Vice President,
Operations

(1)	Mr. Sutton and Mr. Piccone are also directors of the Company but received no compensation for their services as directors.

(2)	Represents the grant date fair market value as determined using a binomial lattice model that incorporates a Monte Carlo simulation. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, for a description of the calculation of grant date fair market value.

(3)	Consists of (i) contributions pursuant to the Company’s 401(k) plan to match employee contributions made in 2010, plus (ii) the value of parking paid for by the Company, if any. The 401(k) matching contribution was paid in 2011, but accrued on the Company’s financial statements in 2010.

(4)	Each of the executive officers assumed such position with the Company upon completion of the Resolute Transaction on September 25, 2009, at which time the Company became a reporting company pursuant to the Securities Exchange Act of 1934. All compensation from 2009 reflects only received from September 25, 2009 through December 31, 2009.

(5)	$13,111 of the cash bonus relates to matching 401(k) contributions that would have been made in 2009 in respect of 2008 employee contributions in accordance with policies of Predecessor Resolute. Because Predecessor Resolute had suspended its matching contributions in 2009, the Company determined to pay the amount of such matching contributions in the form of a cash payment.

(6)	Mr. Brady became a Named Executive Officer of the Company on June 1, 2010.

(7)	Consist of (a) $42,500 paid pursuant to the Company’s Retention Bonus Plan, (b) $127,300 paid pursuant to the Company’s STI Plan and (c) the value of 14,830 shares of common stock, which vested and were transferred to Mr. Brady on September 27, 2010 pursuant to the Company’s Retention Award Agreement, and which had a fair market value of $162,685 on that date based on the closing price of the Company’s common stock on the New York Stock Exchange.

GRANTS OF PLAN-BASED AWARDS

The following table includes plan-based awards made to Named Executive Officers in 2010. During 2010, we granted short term incentive plan awards and restricted stock awards.

									All Other
								All Other	Option
								Stock	Awards:		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Number of	Securities	Base Price	of Stock
			Initial					Shares or	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	#	#	#	#	#	($/Sh)	($)

Nicholas J. Sutton	05/07/10	$250,000	$500,000	$750,000	—	—	—	—	—	—	—
	05/07/10				0	150,000	150,000	—	—	—	1,457,118
	05/07/10				0	300,000	300,000	—	—	—	3,720,000

James M. Piccone	05/07/10	$148,750	$297,500	$446,250	—	—	—	—	—	—	—
	05/07/10				0	91,667	91,667	—	—	—	890,461
	05/07/10				0	183,333	183,333	—	—	—	2,273,333

Theodore Gazulis	05/07/10	$105,000	$210,000	$315,000	—	—	—	—	—	—	—
	05/07/10				0	66,667	66,667	—	—	—	647,608
	05/07/10				0	133,333	133,333	—	—	—	1,653,333

Richard F. Betz	05/07/10	$105,000	$210,000	$315,000	—	—	—	—	—	—	—
	05/07/10				0	66,667	66,667	—	—	—	647,608
	05/07/10				0	133,333	133,333	—	—	—	1,653,333

Bob D. Brady, Jr.	05/07/10	$66,250	$132,500	$198,750	—	—	—	—	—	—	—
	05/07/10				0	26,667	26,667	—	—	—	259,043
	05/07/10				0	53,333	53,333	—	—	—	661,333

(1)	Non-equity incentive plan refers to the portion of our executive incentive bonus plan that is based on Company-wide financial goals.

(2)	Equity grants were made pursuant to the 2009 Performance Incentive Plan. The “Performance Vested Shares” comprise one-third of the overall grant and the “Time Vested Shares” comprise two-thirds of the overall grant. The Performance Vested Shares vest in four annual installments commencing December 31, 2010 through December 31, 2013; provided, however, that the Performance Vested Shares shall vest only if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the 20 trading-day average stock price at December 31, 2009 ($11.134). At the end of each year, the 20 trading-day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. Any Performance Vested Shares that have not vested by December 31, 2013 will be forfeited. Time Vested Shares shall vest in four equal annual installments on December 31, 2010, 2011, 2012 and 2013. One fourth of the total number of Performance Vested Shares and Time Vested Shares granted in 2010 to the Named Executive Officers vested on December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The following table identifies the unvested stock awards for each of the Named Executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
								Equity
			Equity					Incentive	Equity Incentive
			Incentive					Plan Awards:	Plan Awards:
			Plan Awards					Number of	Market or
	Number of	Number of	Number of			Number of		Unearned	Payout Value of
	Securities	Securities	Securities			Shares or	Market Value	Shares, Units	Unearned
	Underlying	Underlying	Underlying			Units of	of Shares or	Or Other	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	That Have	Have Not	That Have Not
	#	#	Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	#	($)	Date	#	($)	#(1)	$(2)

Nicholas J. Sutton	—	—	—	—	—	—	—	337,500	$4,981,500
James M. Piccone	—	—	—	—	—	—	—	206,249	$3,044,235
Theodore Gazulis	—	—	—	—	—	—	—	149,999	$2,213,985
Richard F. Betz	—	—	—	—	—	—	—	149,999	$2,213,985
Bob D. Brady, Jr.	—	—	—	—	—	—	—	59,999	$885,585

(1)	Equity grants were made pursuant to the 2009 Performance Incentive Plan. The “Performance Vested Shares” comprise one-third of the overall grant and the “Time Vested Shares” comprise two-thirds of the overall grant. The Performance Vested Shares vest in four annual installments commencing December 31, 2010 through December 31, 2013; provided, however, that the Performance Vested Shares shall vest only if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the 20 trading-day average stock price at December 31, 2009 ($11.134). At the end of each year, the 20 trading-day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. Any Performance Vested Shares that have not vested by December 31, 2013 will be forfeited. Time Vested Shares shall vest in four equal annual installments on December 31, 2010, 2011, 2012 and 2013. One fourth of the total number of Performance Vested Shares and Time Vested Shares granted in 2010 to the Named Executive Officers vested on December 31, 2010. The share numbers in the table above reflects the shares that remained unvested following such December 31, 2010 vesting event.

(2)	Value based on the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2010 of $14.76.

OPTION EXERCISES AND STOCK VESTED IN 2010

During 2010, the Named Executive Officers vested in restricted stock awards as described below.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
	#	$	#	$(1)

Nicholas J. Sutton	—	—	112,500	$1,660,500
James M. Piccone	—	—	68,751	$1,014,765
Theodore Gazulis	—	—	50,001	$738,015
Richard F. Betz	—	—	50,001	$738,015
Bob D. Brady, Jr.	—	—	34,831 (2)	$457,900

(1)	Based on the closing price on the New York Stock Exchange of the Company’s common stock on the date of vesting.

(2)	Includes 14,830 shares which vested under the Retention Award Agreement on September 27, 2010.

2010 Pension Benefits

The Company has no defined benefit pension plans.

2010 Nonqualified Deferred Compensation Plans

In the year ended December 31, 2010, the Company had no nonqualified plan that provides for deferral of compensation to Named Executive Officers.

Potential Payments Upon Termination or Change of Control of Resolute

There were no agreements effective in 2010 under which the Named Executive Officers would be entitled to receive payments upon termination or upon a change of control of the Company. The Company was a party to agreements with the Named Executive Officers giving it the right, in its sole discretion, to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined), or upon voluntary resignation following a reduction in annual salary. Severance payments, if made, would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive is prohibited from engaging in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of the Company. The following table illustrates the amounts that would have been payable to the executive officers assuming that (i) the executive officer was terminated as of December 31, 2010, and (ii) Resolute elected to make the severance payments for the full eighteen month period.

Name	Total Severance Payment

Nicholas J. Sutton	$750,000
James M. Piccone	$525,000
Richard F. Betz	$450,000
Theodore Gazulis	$450,000
Bob D. Brady, Jr.	$397,500

In April 2011, all of the officers of the Company entered into employment agreements that provide for severance payments upon termination or upon a change of control of the Company. The severance terms for the Named Executive Officers under such agreements are described below under “Employment Agreements.”

The Board has granted restricted stock to certain of the Named Executive Officers. The restricted stock was granted under the 2009 Performance Incentive Plan, which provides that upon the occurrence of certain Change of Control Events, restricted stock will become fully vested. See “Compensation Discussion and Analysis—Long- Term Incentive Compensation” for a description of the restricted stock grants to Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Compensation Program. The Company’s Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors has delegated to the Compensation Committee of the Board of Directors its responsibilities with respect to development of a compensation program and implementation of that program. The Compensation Committee is solely responsible for determining the compensation of the CEO and makes recommendations to the Board of Directors regarding the compensation of other executive officers. It also administers equity incentive plans, and makes recommendations to the Board of Directors regarding awards under the 2009 Performance Incentive Plan. Generally, the types of compensation and benefits that are provided to the Company’s executive officers are similar to those provided to the Company’s other officers and employees. The Company does not have compensation plans that are solely for executive officers. Those officers whose compensation elements and amounts are specifically listed in the Company’s proxy statement are referred to in this discussion as the “Named Executive Officers.”

The CEO plays a key role in determining executive compensation for the other Named Executive Officers and other officers. The CEO attends the meetings of the Compensation Committee at which executive compensation is being discussed and makes recommendations to the committee. In arriving at his recommendations, the CEO evaluates the performance of each executive and solicits input from the peers of such executives and others, if necessary. This evaluation is shared with the committee and forms the basis for the recommendation. These recommendations are considered by the Compensation Committee, along with other relevant data, in determining the base salary, annual cash incentives, long-term equity incentives, and benefits and perquisites for such executives.

Compensation Philosophy and Objectives. The Company believes that the most effective compensation program is one that is designed to reward all employees, not just executives, for the achievement of the Company’s short-term and long-term strategic goals. As a result, the Company’s compensation philosophy is to provide all employees (except those covered by union contracts that limit the Company’s flexibility in matters related to compensation), with cash incentives or a combination of cash and equity-based incentives that foster the continued growth and overall success of the Company and encourage employees to maximize stockholder value.

Under this philosophy, all Company employees (with the exception noted above), have aligned interests. When establishing its total compensation, the Company has the following objectives:

•	To attract, retain and motivate highly qualified and experienced individuals;

•	To provide financial incentives, through an appropriate mix of fixed and variable pay components, to achieve the organization’s key financial and operational objectives;

•	To ensure that a portion of total compensation is “at risk” in the form of equity compensation; and

•	To offer competitive compensation packages that are consistent with the Company’s core values, including the balance of fairness to the individual and the organization, and the demand for commitment and dedication in the performance of the job.

It is the Compensation Committee’s policy to provide incentives that promote both our short term and long term financial objectives that are appropriate to the nature of our assets. Base salary and short-term incentive compensation are designed to reward achievement of short-term objectives, while the long-term incentive compensation is intended to encourage employees, particularly executives, to focus on our long-term goals. Base salary, annual cash bonuses and equity awards are the primary components of our compensation program and we believe that attention to all three elements is important to retain our existing personnel and to attract and hire new employees. As to any given individual, the factors considered in any compensation decision include, but are not limited to, the complexity of that individual’s job, the person’s dedication and demonstrated contribution of value to the Company, competitive pressures in the marketplace and his or her relative performance compared to peers within the Company.

We consider an inability to attract or retain qualified motivated employees as a significant risk for the Company as we operate in a highly competitive industry. In approving elements of the compensation program, the Compensation Committee and the Board prefer a balancing of factors, so that no single performance metric becomes an overriding influence. For that reason, the incentive compensation program described below balances a number of metrics. Our Long-Term Incentive Program, also described below, provides for vesting over a four year period in order to mitigate against a short-term focus at the expense of long-term results by our senior executives, including the Named Executive Officers.

Role of Compensation Consultant. The Compensation Committee, which has sole authority to retain and terminate any compensation consulting firm, may independently retain compensation consultants to assist in deliberations regarding executive compensation. In February 2010 the Compensation Committee engaged Effective Compensation, Inc. (“ECI”), an independent compensation consultant, to advise with respect to development of a comprehensive compensation philosophy and practices for executives and other employees. The committee sought advice from ECI regarding base salary, annual bonus, the nature and amount of long-term incentives, performance measures for short-term and long-term incentives, identification of representative peer groups and general market data. ECI evaluated our executive compensation and recommended continued focus on total direct compensation as a means to achieve the compensation objectives outlined above while remaining competitive with the external market.

In February 2010, ECI provided the committee with a selection of possible peer companies for discussion purposes for use as part of its compensation evaluation process. These companies were selected based on their size, as measured by market capitalization, and an assessment that they are reasonably comparable to the Company in terms of business scope and objectives in the upstream oil and gas segment. The following companies comprise the peer group jointly selected by ECI and the committee and utilized by the committee for 2010:

Berry Petroleum Company	Petroleum Development Corporation
Bill Barrett Corporation	PetroQuest Energy Inc.
Carrizo Oil & Gas Inc.	SM Energy Company
Comstock Resources, Inc.	Stone Energy Company
Mariner Energy, Inc.	Swift Energy Company
Penn Virginia Corporation

The Compensation Committee may make modifications to the peer group from time to time due to consolidations within, and to accommodate new companies entering, the oil and gas exploration and production industry, or for other reasons. The Committee will continue to monitor the appropriateness of the peer group and the relative measures drawn from the process with the primary objective of utilizing a peer group that provides the most appropriate comparison to the Company to assist in formulating compensation that maintains the Company’s ability to compete for top executives. The Compensation Committee does not formally “benchmark” the compensation of our executive officers against the compensation of executives in the peer group.

Setting the Company’s Executive Compensation. Executive compensation is reviewed by the Compensation Committee no less frequently than annually. Compensation is expected to be based on the foregoing objectives, and to include as integral components base salary and annual and long-term incentive-based cash and non-cash compensation. In performing its compensation reviews and making its compensation decisions regarding the compensation of the Company’s chief executive officer and other executive officers, the Compensation Committee will conduct an ongoing review of compensation data from the peer group and the industry in general.

In establishing executive compensation, base salaries are expected to be targeted near the midpoint of a range established by this peer and industry review, although adjustments are made for such things as experience, market factors or exceptional performance, among others, and potential total compensation, including annual incentive compensation, are expected to be at the upper range of total compensation at comparable companies if performance targets are met. Annual cash incentive and equity incentive awards will be designed to reflect progress toward company-wide financial goals and personal objectives, as well as salary grade level, and to balance rewards for short-term and long-term performance.

Long-term incentive compensation will be used to reward and to encourage long-term performance and an alignment of interests between the individual and the organization. Long-term incentive grants will be used not only to reward prior performance, but also to retain executive officers and other employees and provide incentives for future exceptional performance. To the extent that business success makes long-term incentive awards more valuable, an individual’s total compensation may move from the median to the high end of ranges established with reference to peer data.

In determining the allocation between cash short-term and non-cash long-term incentive compensation for executive officers, the Compensation Committee engages in an individual analysis for each executive. Factors affecting compensation decisions include:

(i)   The Company’s annual performance;

(ii  Impact of the employee’s performance on the Company’s results;

(iii)	The Company’s objective to provide total compensation that is higher than competitive levels when aggressive goals of the Company are exceeded; and

(iv)	Internal equity.

The Committee also takes into consideration the fact that, although our officers are responsible for specific business functions, together they share responsibility for the performance of the Company. As we seek to attract and retain the best talent available, we also wish to have employees view employment at the Company as a career decision. It takes a long period of time and a significant investment to develop the experienced executive talent necessary to succeed in the oil and gas business; senior executives must have experience with all phases of the business cycle to be effective leaders. We have a very experienced executive team, many members of which have been in the oil and gas industry for thirty years or more, and we believe that our future success will be enhanced by retaining these experienced employees through our compensation philosophy and practices.

We believe that the proportion of total compensation that is performance-based, and therefore “at risk,” should increase with an individual’s level of responsibility. Therefore, long-term incentive compensation grants will typically represent a larger proportion of the total compensation package as the level of responsibility of the executive increases. For the chief executive officer, long term incentive grants are typically the largest element of the total compensation package. Executive officers generally receive the same benefits as other employees, although not necessarily in the same mix or amounts.

Executive Compensation Components. The principal components of compensation for executive officers are:

•	Base salary;

•	Short-term incentive compensation (cash bonus);

•	Long-term incentive compensation; and

•	401(k) and other benefits.

Relative Size of Major Compensation Elements. The combination of base salary, annual cash incentives and equity awards comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives. The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives and long-term equity incentives to best fit an executive officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not award an equity grant. The Compensation Committee may also increase the size of equity grants to an executive officer if the total number of career equity grants does not adequately reflect the executive’s current position with the Company.

Timing of Compensation Decisions. It is expected that all elements of the executive officers’ compensation will be reviewed annually in the February/March timeframe, including a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives and performance targets will also be determined for the current year. The Board of Directors or the Compensation Committee may, however, review salaries or grant equity incentives at other times in connection with new appointments or promotions or other extraordinary events that occur during the year, or under other circumstances that it deems appropriate.

Base Salary. The Company provides executive officers with a base salary to compensate them for services rendered during the fiscal year. Base salaries for executive officers are based upon each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contribution to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. The Compensation Committee’s evaluation of each executive officer’s performance is subjective; no specific written criteria or formulas, and no pre-determined targets, are used in determining base salary. The factors considered in compensation decisions are not weighted, but are viewed collectively. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed each year. The committee is responsible for determining the base salary for the Chief Executive Officer, and the Chief Executive Officer recommends the base salary for the other executive officers. Other executive officers recommend the base salary for all employees that are in the executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for salaries and bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all employees from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for approval.

Base salaries for 2010 for each of the Named Executive Officers (with the exception of Mr. Brady) were set in the fall of 2009 following the consummation of the Resolute Transaction, as follows: base salary levels for Messrs. Betz and Gazulis were set at $300,000, for Mr. Piccone at $350,000, and for Mr. Sutton at $500,000. Mr. Brady was appointed to his position of Vice President, Operations in June 2010 and his salary was set at $265,000 at that time. The decisions with respect to 2010 salaries for the Named Executive Officers reflected increased responsibilities associated with public company status, as well as other factors. The Compensation Committee reviewed survey data compiled by a third party of publicly available information of salary levels for executives at companies in the oil and gas industry with a market capitalization comparable to that of the Company. In addition, the Compensation Committee considered the then current salary levels of executives.

In March 2011, the Compensation Committee and the Board approved 2011 base salaries for each of the Named Executive Officers as follows: Mr. Brady—$273,000; Messrs. Betz and Gazulis - $310,000; Mr. Piccone $362,000; and Mr. Sutton $520,000.

Short-Term Incentive (“STI”) Compensation. Annual short-term incentive cash bonuses will be performance-based and are intended to promote achievement of our business objectives of increasing stockholder value. All eligible employees participate in an annual bonus plan with the same performance objectives as those used for executive officers. The annual bonus awards are also intended to assist executives in meeting income tax obligations associated with vesting of restricted stock, which is a significant component of the executives’ compensation, so that executives are not forced to sell their stock to meet tax obligations and are able to maintain their equity positions in the Company.

Similar to base salaries, the Compensation Committee is responsible for determining the bonus for the Chief Executive Officer, and the Chief Executive Officer recommends the annual bonus for each other executive officer. Other executive officers recommend the annual bonus for all employees that are in that executive officer’s area of responsibility. The Chief Executive Officer, the President and the Chief Financial Officer review the recommendations for bonuses for all other employees and adjust them as they deem appropriate. The Compensation Committee reviews the recommendations for all executives from the Chief Executive Officer and approves them or adjusts them as it deems appropriate, and then recommends them to the Board for approval.

For 2010, the Compensation Committee recommended and the Board approved for implementation a program that set bonus targets, which are a percentage of base salary, for the senior executives, and then decided which performance metrics would be used to determine whether bonus awards will be less than (the “threshold level”), equal to (the “target level”), or greater than (the “stretch level”) the target percentage. The target awards for our Named Executive Officers, as a percentage of each executive’s base salary, are as follows: CEO—100%; President—85%; Senior Vice Presidents (Founders)—70%; Senior Vice Presidents (Non-Founders)—60%; and Vice Presidents—50%.

The Compensation Committee established a bonus pool equal to each eligible employee’s target bonus percentage multiplied by that employee’s base salary (the “Bonus Pool”). Fifty percent of the Bonus Pool was allocated to the “Performance Metrics Pool.” The Performance Metrics Pool may be increased or decreased depending on how the Company has performed as measured against certain pre-established parameters. In determining which performance metrics to use to in evaluating this portion of bonus awards, the Committee concluded that short-term incentive compensation should be based on achievement of operational objectives rather than measures such as total shareholder return that can be greatly influenced by factors outside of any individual’s influence or control. Longer term performance metrics are more appropriate for the long-term incentive plan. For 2010, the Compensation Committee utilized four key performance metrics: (i) production, (ii) lease operating expense, (iii) general and administrative expense, and (iv) the Company’s success in advancing its capital and strategic projects on time and on budget.

The specific levels of these metrics that would trigger the threshold, target and stretch bonus payments were tied to the Company’s public guidance with respect to these metrics. The performance criteria for the target bonus were generally at the midpoint of the range of our public guidance, with the threshold and stretch bonuses being payable for performance that was less than or exceeded those expectations. Performance that would qualify for bonuses at the threshold level is expected in normal operating circumstances. Performance satisfying the criteria for bonuses at the target level is believed to be achievable with additional effort. Performance that would qualify for bonuses at the stretch level is believed to be achievable with extraordinary efforts. Generally, the bonus amount for the “threshold” level of performance is 50% of the target and the bonus amount for “stretch” level of performance is 150% of the target. Bonuses can range between these amounts based on the level of performance attained. There is generally no bonus payable if the “threshold” level of performance is not met.

The Performance Metric Pool was divided among eligible participants on a formulaic pro rata basis, although the Compensation Committee reserved the ability to adjust individual participants’ awards as the result of extraordinary individual contribution or lack thereof.

Below is the weighting of the four Company level components (relative to the 50% Company performance portion of the target pool), and the Board’s assessment of the Company’s performance for 2010, with respect to those items was as follows:

•	Production (37.5% weighting). The Company achieved 95.24% of the target level of performance.

•	LOE (22.5% weighting). The Company achieved 93.24% of the target level of performance.

•	G&A (15% weighting). The Company achieved 68.87% of the threshold level of performance. Although the actual G&A expense of the Company fell above the threshold target, the Compensation Committee and Board determined that certain of the expense items that caused the target to be exceeded were unavoidable (and in some cases unforeseeable) costs associated with being a newly public company, and thus concluded that the level of achievement on this metric was 68.87% after taking these factors into account.

•	Capital Program (25% weighting). The capital metric was subjective in nature and was determined by the Board to have been achieved at 100% of the target level of performance.

The above weighting and grading resulted in the bonus pool receiving approximately 92% of the 50% of the bonus pool allocated to Company performance, or 46% of the overall target pool.

The other fifty percent of the Bonus Pool was allocated according to management’s and the Committee’s assessment of individual and group performance measured against defined goals and objectives. This portion of the bonus determination is more subjective than the performance metrics described above, which are inherently more formulaic, but the Committee believes that motivating and rewarding superior performance is not a matter of “one size fits all.” Effective discretion in this regard is a significant component of good management. It was determined that each of the Named Executive Officers reached or exceeded his individual and group goals.

Short term incentive compensation payments to executive officers for 2010 were made at the recommendation of the Compensation Committee and approved by the Board of Directors (other than with respect to the CEO whose payment was approved by the Compensation Committee). Short term incentive compensation payments totaling $1,296,600 were awarded in March 2011 to the Named Executive Officers for services during 2010.

Long-Term Incentive (“LTI”) Compensation. The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan as adopted is 2,657,744. No awards were made in 2009. Awards for 1,730,142 shares (net of forfeitures) were made in 2010.

The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of incentive awards. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders. In particular, long term incentive compensation is awarded to employees who are important for us to retain to accomplish our strategic goals over the longer term. As with base salary and short term incentive compensation, the long term awards granted to each recipient are determined by several factors. These factors include our need to retain a specific employee, the employee’s performance, the employee’s ability to add value to our enterprise and the compensation data of our peer group.

On May 5, 2010, the Compensation Committee met for the purpose of determining and approving awards of restricted stock for certain of the Named Executive Officers and other employees. In evaluating 2010 LTI awards, the committee reviewed and considered peer group data as well as other survey data presented by ECI. However, the committee initially considered that, since no awards had been made under the Incentive Plan, the goal of motivating employees to contribute to the long-term growth of the Company and participating fully in that growth through equity participation was not being met. Because the Company only became a public reporting company in September 2009, it was required to completely restructure the equity compensation component of compensation, starting with a clean-slate. Accordingly, the committee considered that it was not appropriate to base its grants on those of peer companies that have been public for longer periods and have long-standing practices of annual equity incentive grants with vesting provisions that have built significant retention value over time. Of concern to the committee was that the entire management team could leave the Company for higher financial benefits offered by other industry participants and suffer no economic detriment in terms of foregone equity compensation. This asymmetry of risk and reward was not, in the committee’s view, in the best long-term interest of our stockholders. As a result, the committee concluded that the initial grants under the long-term incentive program should be structured to build significant equity incentives for the executives, comparable to the positions they would have been in had the long-term incentive plan been implemented approximately two years ago. This conclusion impacted both the size of the grants and the vesting periods. In setting the number of shares subject to the grants, the committee established an aggregate pool of approximately 1,600,000 shares, approximately 500,000 of which were allocated to non-NEOs. This allocation to non-NEOs is approximately double what the committee expects would be allocated in periods following the initial grant and is intended to accommodate the preload discussed above. The allocations were further adjusted in individual cases based on the recommendations of management. The remaining 1,100,000 shares allocated to Named Executive Officers is approximately 1.5 times what the committee expects would be allocated in periods following the initial grant, again with the intention of accommodating the preload consideration. The Compensation Committee awarded Mr. Sutton 450,000 shares of restricted stock, and recommended to the Board (which the Board approved) restricted stock awards to the other Named Executive Officers as follows: Mr. Piccone—275,000 shares; Messrs. Gazulis and Betz—200,000 shares each; and Mr. Brady—80,000 shares. The target LTI awards for our officers, as a percentage of each executive’s base salary, are as follows: CEO—400%; President—300%; Senior Vice Presidents (Founders)—200%; Senior Vice Presidents (Non-Founders)—125%; and Vice Presidents—100%.

Shares of restricted stock are subject to forfeiture and vest if the Named Executive Officers continue to be employed at specified dates in the future, and if certain performance metrics are satisfied. For 2010, two-thirds of each grant of restricted stock was time-based, with these shares vesting based on continued employment, vesting in four equal tranches. The first tranche vested on December 31, 2010. The remaining tranches will vest on each successive December 31st, with the final tranche vesting on December 31, 2013. The remaining one-third of each grant is subject to the satisfaction of pre-established stock performance targets. The performance-based shares will vest in equal tranches on the same dates if there has been a 10% annual appreciation in the trading price of the Company’s common stock, compounded annually, from the twenty trading day average stock price at December 31, 2009, which was $11.134. At the end of each year, the twenty trading day average share price will be measured, and if the 10% threshold is met, the stock subject to the performance criteria will vest. If the 10% threshold is not met, shares that have not vested will roll to the following year. In that way, an underperforming year can be offset by an over-performing year. At December 31, 2013, any unvested shares will vest if the cumulative test is met or will be forfeited if the test is not met. The committee believes that this plan emphasizes long-term, multi-year performance and value creation. It is anticipated that grants for future years will follow the same general parameters set forth above with vesting dates and stock price thresholds appropriately adjusted. The twenty day average stock at December 31, 2010 was $14.227, and therefore the first tranche of the performance-based shares vested on that date.

In accordance with the terms of the Incentive Plan, vesting will accelerate on an individual’s death or disability or, in the discretion of the Compensation Committee, on certain change of control events. The vesting of the shares of restricted stock also accelerates under certain circumstances described in the Employment Agreements for each Named Executive Officer, as described below.

Confidentiality and Non-Competition Agreements. During 2010, each of the executive officers was a party to a Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”). In this agreement, each officer agreed: (i) that all intellectual property developed, and business opportunities as to which such executive became aware, during his employment belong to the Company, (ii) to maintain confidentiality of proprietary information, and (iii) to turn over to the Company all business records during, and upon termination of, employment. In addition, pursuant to the Confidentiality Agreement, the Company had the right, in its sole discretion, to agree to make severance payments to any executive officer for up to eighteen months following termination other than for Cause (as defined in such agreement), or upon voluntary resignation following a reduction in annual salary. Severance payments would be equal to the executive’s salary immediately prior to termination. During the period in which severance payments are being made, the executive could not engage in the oil and gas business in an area within a ten mile radius of the boundaries of any property interest of the Company (the “Non-Compete”). In addition, the executive would be subject to the Non-Compete, even if no severance is paid, if the executive resigned other than following a salary reduction, the executive was terminated for Cause, or the executive had breached any material provision of the Confidentiality Agreement. In addition, the executive would be in all events prohibited during the eighteen months following termination from inducing any other employee of the Company to terminate his employment or cease providing services to the Company.

Employment Agreements. The Company previously indicated that it expected to enter into employment agreements with the Named Executive Officers providing for (i) base salary, (ii) bonuses to be earned by achievement of specified performance targets, (iii) severance and change of control benefits, (iv) non-

competition and non-solicitation provisions, (v) obligations to maintain the confidentiality of the Company information, and (vi) assignment of all intellectual property rights to the Company.

In April 2011, the Company entered into employment agreements with all of the officers of the Company, including the Named Executive Officers. The employment agreements expressly superseded the Confidentiality Agreements described above. The following is a summary of the terms of the employment agreements.

Each executive employment agreement provides for the payment of annual base salary and annual short-term incentive payment (as a percent of base salary) upon the achievement of certain targets and also provides for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Each employment agreement also provides that during the term of such agreement, the officer will be entitled to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements all have an initial term commencing effective on April 1, 2011 and ending on December 31, 2011, with automatic additional one year term extensions (the “extended term”).

If the executive’s employment is terminated by the Company without “cause”, but in the absence of a “change in control”, by the executive with “good reason” (for officers at the level of Senior Vice President and above), or by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of a number of months of his base salary as of the date of termination (ii) payment of an amount equal to a multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”), and (iv) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iv) are collective referred to as the “Severance Payments”). The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreement. For subpart (i), the number of months will be 24 for the Chief Executive Officer, 21 for the President, 18 for the Senior Vice Presidents and 12 for the Vice Presidents.

If the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA health care coverage for 18 months (the payments described in (i) through (iii) are collective referred to as the “Change in Control Severance Payments”). The multiple in subpart (i) will be 3x for the Chief Executive Officer, 2.5x for the President, 2x for the Senior Vice Presidents and 1.5x for the Vice Presidents.

In addition, upon a change in control, any performance-based equity awards held by the executive will vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates. Any remaining equity awards that remain unvested will vest on the established vesting date of such award, provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason other than for cause, or a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

There is no 280G gross-up provided in the employment agreements. The agreements contain confidentiality and non-compete provisions substantially similar to existing agreements; provided that the non- compete period for the Chief Executive Officer, the President and all Senior Vice Presidents is 24 months and the period for Vice Presidents is 18 months.

This description of the employment agreements is qualified in its entirety by the complete copies of the various Employment Agreements attached to the Form 8-K filed by the Company on April 26, 2011.

Retirement and Other Benefit Plans. All of the Company’s full time employees (including the Company’s executive officers) are eligible to participate in a 401(k) plan. The Company has the option but not the requirement to match all or a portion of employee contributions to the 401(k) plan. A matching contribution of up to 6% was made in March 2011 for all 2010 plan contributions.

Other Benefits Plans. The Company offers a variety of health and benefit programs to all employees, including medical, dental, vision, life insurance and disability insurance. The Company’s executive officers are generally eligible to participate in these employee benefit plans on the same basis as the rest of the Company’s employees.

Compensation Programs and Potential of Risks. The Committee and Board have determined that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us.

Compensation Committee Report. We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:
James E. Duffy, Chairman
Richard L. Covington
Kenneth A. Hersh
William J. Quinn

COMPENSATION OF DIRECTORS

Director Summary Compensation Table. The following table summarizes the compensation we paid to our non-employee directors for the year ended December 31, 2010.

					Change in
	Fees				Pension Value
	Earned or			Non-Equity	and Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)

Kenneth A. Hersh	$65,000	$33,600	—	—	—	—	$98,600
Richard L. Covington	$87,750	$33,600	—	—	—	—	$121,350
William J. Quinn	$76,375	$33,600	—	—	—	—	$109,975
William H. Cunningham	$73,000	$70,400	—	—	—	—	$143,400
Robert M. Swartz	$82,375	$70,400	—	—	—	—	$152,775
James E. Duffy	$81,375	$70,400	—	—	—	—	$151,775
Thomas O. Hicks, Jr.	$70,000	$70,400	—	—	—	—	$140,400

(1)	Amounts are based on the fair value of the restricted stock or stock appreciation rights awards, as applicable, on the date of grant.

Messrs. Sutton and Piccone are not included in this table because as employees of the Company they receive no additional compensation for their services as directors. The compensation received by Messrs. Sutton and Piccone as employees is shown in “— Executive Compensation—Summary Compensation Table.”

The Board of Directors has approved the following annual compensation for non-employee directors: annual retainer of $50,000, fees of $2,000 for each Board of Directors meeting and $1,000 for each committee meeting, and additional compensation of $7,500 for each Committee chairman and for the Lead Independent Director. The cash fees appearing in the above table reflect this compensation arrangement with respect to cash compensation paid for 2010 Board and committee service.

In addition, non-employee directors receive equity compensation having a value of approximately $50,000 annually. Awards of 4,032 shares of restricted stock were made to each of directors Cunningham, Duffy, Hicks and Swartz on March 11, 2011, with respect to 2010 services. Of the total for each award, 1,008 shares vested upon grant and 1,008 shares will vest on each of the first, second and third anniversaries of the date of grant. Vesting is subject to the continued service of the director on the vesting date.

The number of shares was determined as follows: the nominal “equity” payment of $50,000 was divided into four equal portions of $12,500. Each $12,500 nominal portion was then divided by the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day of the months of March, June, September and December 2010 to determine the number of shares that would be issued for each quarter of Board service. The number of shares from each of these four calculations were then added together to derive a total number of shares that would be granted to each director, yielding 4,032 shares per director. The amounts in the table represent the fair value of the restricted stock grants made to Messrs. Swartz, Duffy, Hicks and Cunningham in March 2011 for their Board service in 2010. See “Security Ownership of Certain Beneficial Owners and Management.”

Furthermore, each of Messrs. Hersh, Covington and Quinn was awarded 4,032 stock appreciation rights with respect to 2010 services as director. These directors are not permitted to receive stock awards pursuant to the terms of their contractual arrangements with NGP and the right to receive the cash settlement of the stock appreciation rights has been assigned by each of them to NGP. Cash payments in settlement of the stock appreciation rights are based on the difference between the closing price of the common stock on the vesting date of the stock appreciation rights and $17.45, the closing price of the common stock on March 11,

2011, the date of grant. Stock appreciation rights vest on March 11, 2012, 2013 and 2014 (with respect to 1,344 stock appreciation rights on each such date). Stock appreciation rights are deemed exercised upon vesting and are paid out in cash. The amounts in the table represent the fair value of the stock appreciation rights grants made to Messrs. Hersh, Covington and Quinn in 2011 for their Board service in 2010.

In addition, each director is reimbursed for his or her out-of-pocket expenses in connection with attending meetings of the Board of Directors or Committees. Each director is covered by a liability insurance policy paid for by the Company and is indemnified, to the fullest extent permitted under Delaware law, by the Company for his or her actions associated with being a director. The Company has entered into indemnification agreements with each of its directors.

PROPOSAL TWO—ADVISORY VOTE
ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added new Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC and Section 14A of the Exchange Act.

This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board believes that the compensation of our Named Executive Officers as described in “Executive Compensation” appropriately addresses those objectives, and accordingly recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the company’s named executive officers as disclosed in the “Executive Compensation” section of this proxy statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

The Board recommends a vote FOR approval of the compensation of our Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

PROPOSAL THREE—ADVISORY VOTE
ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS

The new Section 14A to the Securities Exchange Act of 1934 requires companies with publicly-traded securities to hold a separate stockholder vote at least once every six years on whether a stockholder vote to approve the compensation of Named Executive Officers of the type described in Proposal Two above should be held every year, every two years or every three years. The Company is required to take a vote on this question at the Annual Meeting. The vote on this proposal is being presented to our stockholders at the Annual Meeting in a manner that allows them to vote in the alternative for holding a vote on executive compensation every year, every two years or every three years. Stockholders also have the option to abstain from voting on this proposal. Although the Board of Directors is recommending that this vote be held every three years, stockholders are not voting on whether to approve or disapprove the Board’s recommendation. This vote is advisory and is therefore not binding on us, the Board or the Compensation Committee. The Board and the Compensation Committee will consider the opinions of our stockholders when determining the frequency of future advisory votes on the compensation of the Named Executive Officers.

Because the Board believes that holding advisory votes on the compensation of the Named Executive Officers once every three years best corresponds to the timeframe over which our compensation programs are primarily designed to incentivize performance, it recommend that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders desire that the company include an advisory vote on the compensation of the Company’s Named Executive Officers pursuant to Section 14A of the Exchange Act on a triennial basis.

The option that receives the highest number of votes cast by stockholders will pass. However, because this vote is only advisory, the Board may decide that it is in the best interests of our stockholders and the company to hold the advisory vote on the compensation of our Named Executive Officers more or less frequently than the option that receives the highest number of votes cast by stockholders.

The Board recommends that you vote to hold an advisory vote on executive compensation every three years.

EQUITY PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding shares of our common stock issuable upon the exercise of options granted under our compensation plans as of December 31, 2010.

		Weighted-average
	Number of securities to be issued	exercise price of	Number of securities remaining
	upon exercise of outstanding	outstanding options,	available for future issuance
Plan Category	options, warrants and rights	warrants and rights	under equity compensation plans

Equity compensation plans approved by security holders	0	$0.00	927,602 (1)

Equity compensation plans not approved by security holders	—	—	—

Total	0	$0.00	927,602

(1)	This represents the shares remaining available for issuance under the 2009 Performance Incentive Plan as of December 31, 2010. Awards under the plan may be made in the form of options, restricted stock, restricted stock units or stock appreciation rights. As of the record date, the Company had (i) 386,838 shares remaining available for future issuance under such plan, (ii) no options outstanding, and (iii) an aggregate of 1,856,959 shares of restricted stock outstanding (issued under the plan) that were subject to future vesting.

PROPOSAL FOUR—APPROVAL OF AMENDMENT TO
THE 2009 PERFORMANCE INCENTIVE PLAN

Introduction

The Company adopted the 2009 Performance Incentive Plan (the “Incentive Plan”) in July 2009, and the Incentive Plan was approved by the sole stockholder of the Company at that time. As of the date of this proxy, 386,838 shares remained available for grant under the Incentive Plan.

The Compensation Committee and the Board believe that in order to successfully attract and retain qualified, motivated employees and directors in our highly competitive industry, we must continue to offer a competitive equity incentive program. The Compensation Committee and the Board believe that the 386,838 shares currently available under the Incentive Plan are insufficient for this purpose, and that it is imperative in increase the number of shares available for award under the Incentive Plan by a sufficient amount so as to provide necessary flexibility to the Company to address its future equity compensation needs for a significant period of time.

On April 15, 2011, the board of directors approved, subject to stockholder approval, Amendment No. 1 to the 2009 Performance Incentive Plan (the “Incentive Plan Amendment”) and directed that the Incentive Plan Amendment be submitted for approval by our stockholders at our 2011 Annual Meeting of Stockholders. The Incentive Plan Amendment provides that the number of shares available for award under the Incentive Plan be increased by 6,500,000 shares.

The Incentive Plan Amendment also provides for certain other administrative amendments to the Incentive Plan including several clarifications and a technical amendment to the change of control definition to limit the discretion of the Administrator to declare a change in control for acquisitions of stock of less than 25%.

The full text of the Incentive Plan Amendment is set forth in Exhibit A to this proxy statement. The full text of the 2009 Performance Incentive Plan (as currently in effect prior to any amendment proposed in this proxy statement) is set forth in Exhibit B to this proxy statement. The following summary description is qualified in its entirety by reference to the full text of the Incentive Plan, as amended by the Incentive Plan Amendment.

Purpose. The purpose of the Incentive Plan is to promote the success of the Company and the interests of its stockholders by providing an additional means for the Company to attract, motivate, retain and reward directors, officers, employees and other eligible persons (including consultants and advisors) through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration. The Company’s Board of Directors or one or more committees consisting of independent directors appointed by the Company’s Board of Directors will administer the Incentive Plan. Our Board of Directors has delegated general administrative authority for the Incentive Plan to the compensation committee, which is comprised of directors who qualify as independent under rules promulgated by the SEC and The New York Stock Exchange listing standards. Except with respect to grants to non-employee directors, a committee may delegate some or all of its authority with respect to the Incentive Plan to another committee of directors and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. For purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the rules of the New York Stock Exchange (“NYSE”) and for grants to non-employee directors, the Incentive Plan must be administered by a committee consisting solely of independent directors. The appropriate acting body, be it the Company’s Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this plan description as the Administrator.

The Administrator has broad authority under the Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents, and subject to the repricing prohibition;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;

•	subject to the other provisions of the Incentive Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;

•	to allow the purchase price of an award or shares of Company Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Company Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice of third party payment or by cashless exercise, on such terms as the Administrator may authorize, or any other form permitted by law.

Eligibility. Persons eligible to receive awards under the Incentive Plan include officers and employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries.

Authorized Shares. The maximum number of shares of Company Common Stock that may be issued pursuant to awards under the Incentive Plan is 2,657,744. The maximum number of shares of Company Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 6,500,000 if Proposal Four is approved. The Incentive Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another Company will not count against the shares available for issuance under the Incentive Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Incentive Plan will be available for reissuance under the Incentive Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the Incentive Plan (by amendment, cancellation and regrant, exchange for other awards or cash or other means) that would constitute a repricing of the per share exercise or base price of the award.

Types of Awards. The Incentive Plan authorizes stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards that may be granted or denominated in Company Common Stock or units of Company Common Stock, as well as cash bonus awards. The Incentive Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

Stock Options. A stock option is the right to purchase shares of Company Common Stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of Company Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may be either an incentive stock option or a nonqualified stock option. Incentive stock options are taxed differently than nonqualified stock options and are subject to more restrictive terms under the Code and the Incentive Plan. Incentive stock options may be granted only to employees of the Company or a subsidiary.

Stock Appreciation Rights. A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of shares of Company Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally cannot be less than the fair market value of a share of Company Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

Restricted Stock. Shares of restricted stock are shares of Company Common Stock that are subject to certain restrictions on sale, pledge, or other transfer by the recipient during a particular period of time (the “restricted period”). Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving restricted stock may have all of the rights of a stockholder as to such shares, including the right to vote and the right to receive dividends.

Restricted Stock Units. A restricted stock unit (“RSU”) represents the right to receive one share of Company Common Stock on a specific future vesting or payment date. Subject to the restrictions provided in the applicable award agreement and the Incentive Plan, a participant receiving RSUs has no stockholder rights until shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights.

Cash Awards. The Administrator, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective or subjective performance criteria, and awards subject to other vesting criteria.

Other Awards. The other types of awards that may be granted under the Incentive Plan include, without limitation, stock bonuses, performance stock, dividend equivalents, and similar rights to purchase or acquire shares of Company Common Stock.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Incentive Plan (including options and stock appreciation rights which may also qualify as performance-based compensation for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the targets on which performance will be measured based on criterion or criteria selected by the Administrator. The Administrator must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The Administrator may use any criteria it deems appropriate for this purpose, and applicable criteria may include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operating, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserve replacement per share or any combination thereof. The performance measurement period with respect to an award may be as short as three months to as long as ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash. Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the Incentive Plan, if any person acquires more than 50% of the outstanding common stock or combined voting power of the Company, if there are certain changes in a majority of the Company Board of Directors, if stockholders prior to a transaction do not continue to own more than 50% of the voting securities of the Company (or a successor or a parent) following a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, or if the Company is dissolved or liquidated, then awards then-outstanding under the Incentive Plan may become fully vested or paid, as applicable, and may terminate or be terminated upon consummation of such a change in control event. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the Incentive Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above or provide that any such acceleration shall be automatic upon the occurrence of any such event. The Administrator may waive the requirement described above that a person must acquire more than 50% of the outstanding common stock or combined voting power for a change in control event to have occurred if the Administrator determines that the percentage acquired by a person is significant and that waiving such condition is appropriate in light of all facts and circumstances, among other conditions. If Proposal Four is approved, the Administrator’s ability to waive the 50% requirement would be limited to situations where a person has acquired at least 25% of the outstanding common stock or combined voting power of the Company.

Transfer Restrictions. Awards under the Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution, or pursuant to domestic relations orders, and are generally exercisable during the recipient’s lifetime only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, as long as such transfers comply with applicable federal and state securities laws and provided that any such transfers are not for consideration.

Adjustments. As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The Incentive Plan does not limit the authority of the Company’s Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Company Common Stock, under any other plan or authority.

Termination of, or Changes to, the Incentive Plan. The Administrator may amend or terminate the Incentive Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 409A, 422 or 424 of the Code to preserve the intended tax consequences of the Incentive Plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the Incentive Plan. Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval. Unless terminated earlier by the Board of Directors, the authority to grant new awards under the Incentive Plan will terminate ten years from the date of its adoption, or July 31, 2019. Outstanding awards generally will continue following the expiration or termination of the Incentive Plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Awards Under the Incentive Plan. No awards were made in 2009. Awards for 1,730,142 shares (net of forfeitures) were made in 2010. As of the date of filing of this proxy statement, 386,838 shares remained available for future issuance under the plan. The maximum number of shares of Company Common Stock that would be available for future issuance pursuant to awards under the Incentive Plan would be increased by 6,500,000 if Proposal Four is approved. Because future awards under the Incentive Plan will be granted in the discretion of the Company’s Board of Directors or a committee of the board, the type, number, recipients and other terms of future awards cannot be determined at this time.

TRANSACTIONS WITH RELATED PERSONS

The Company has entered into agreements to indemnify its directors and named executive officers. Under these agreements, the Company is obligated to indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. The Company believes that these agreements are necessary in attracting and retaining qualified directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to the Company’s Code of Business Conduct and Ethics, the Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to this determination. The Company has designated Michael N. Stefanoudakis as the compliance officer to generally oversee compliance with the Code of Conduct.

PROPOSAL FIVE—RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed KPMG LLP (“KPMG”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and requests ratification of this appointment by our stockholders. KPMG has served as our independent registered public accounting firm since December 21, 2009. If our stockholders do not ratify the appointment of KPMG, the adverse vote would be considered as a direction to the Audit Committee to consider other auditors for the subsequent fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2011, will be permitted to stand unless the Audit Committee finds other reasons for making a change. Even if the selection of KPMG is ratified, the Audit Committee may, in its discretion, direct the appointment of new auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Fees Paid to Principal Accountants

The following table presents the aggregate fees billed for the indicated services performed by KPMG for the 2009 and 2010 fiscal years.

	2009	2010

Audit fees	$366,500	$372,000
Audit-related fees	—	59,000
Tax fees	—	—
All other fees	—	—

Total	$366,500	$431,000

Audit Committee Pre-Approval Policy

The charter of the Audit Committee includes certain policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated to a committee member or a subcommittee, and any such member or subcommittee shall report any decisions to the full committee at its next scheduled meeting. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to the pre-approval policies.

Report of the Audit Committee

Our management is responsible for the preparation of our financial statements and our independent registered public accounting firm, KPMG LLP, is responsible for auditing our annual financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, reviewing and selecting our independent registered public accounting firm, reviewing our annual and interim financial statements and pre-approving all engagement letters and fees for auditing services.

In the performance of its oversight function in connection with our financial statements as of and for the year ended December 31, 2010, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	Received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence; and

•	Reviewed and approved the services provided by KPMG.

Based upon the reports and discussions described above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to in its charter, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission on March 14, 2011.

AUDIT COMMITTEE:

Robert M. Swartz, Chairman
James E. Duffy
William H. Cunningham

OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the Proxy Agents will vote proxies on such matters in the manner they deem appropriate or within the discretionary power they have been provided.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for us. Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which will typically be mailed in April of each year, by notifying us in writing at: Resolute Energy Corporation, Attn: Shareholder Services, 1675 Broadway, Suite 1950, Denver CO 80202, or by contacting us at (303) 534-4600. You also may request additional copies of the proxy materials by notifying us in writing at the same address or contacting us at (303) 534-4600, and we will undertake to deliver such additional copies promptly. If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above referenced address or telephone number.

Available Information

The Company maintains a link to investor relations information on its website, www.resoluteenergy.com, where it makes available, free of charge, the Company’s filings with the SEC, including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. The Company also makes available on its website copies of the charters of the Audit, Compensation, Corporate Governance/Nominating and Finance Committees of the Company’s Board of Directors, its Code of Business Conduct and Ethics, Audit Committee Whistleblower Policy, Stockholder and Interested Parties Communication Policy and Corporate Governance Guidelines. Stockholders may request a printed copy of these governance materials or any exhibit to this report by writing to the Secretary, Resolute Energy Corporation, 1675 Broadway, Suite 1950, Denver, Colorado 80202. You may also read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Information regarding the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at www.sec.gov that contains the documents the Company files with the SEC. The Company’s website and the information contained on or connected to its website is not incorporated by reference herein and its web address is included as an inactive textual reference only.

By Order of the Board of Directors,

Nicholas J. Sutton
Chairman and Chief Executive Officer
Dated: April 25, 2011

EXHIBIT A

AMENDMENT NO. 1
TO THE
RESOLUTE ENERGY CORPORATION 2009 PERFORMANCE INCENTIVE PLAN

The Resolute Energy Corporation 2009 Performance Incentive Plan (the “Plan”) is hereby amended (the “Amendment”) as set forth below, such Amendment to be effective upon approval by the Company’s stockholders:

1.	Section 4.2 is hereby deleted and replaced with the following:

“4.2 Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is 9,157,744 (the “Share Limit”) (which shall represent the sum of the 2,657,744 shares originally authorized under the Plan plus the additional 6,500,000 shares approved under the amendment to the Plan approved by the Board on April 15, 2011). The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1 and Section 8.10.”

2.	The last paragraph of Section 7.3 is hereby deleted and replaced with the following:

“Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (a) above that a Person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control Event to have occurred if the Administrator determines that the percentage acquired by a Person is significant (as determined by the Administrator in its discretion, but in no event may any such waiver be made for an acquisition of less than 25% of the Outstanding Company Stock or Outstanding Company Voting Securities) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control Event unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.”

3.	Section 3.2(e) is hereby deleted and replaced with the following:

‘‘(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5 and subject to the repricing prohibition in Section 3.2(g).”

4.	Section 3.2(g) is hereby deleted and replaced with the following:

‘‘(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and Treasury Regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange for other awards or cash or other means) of the per share exercise or base price of any option or stock appreciation right, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

5.	Section 5.7.2 is hereby deleted and replaced with the following:

“5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred (provided that any such transfer is not for consideration) to, other persons or entities

A-1

pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.”

6.	Capitalized terms as used in this Amendment and not otherwise defined in this Amendment, shall have the meanings assigned to them in the Plan. The Plan shall otherwise be unchanged by this Amendment. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

A-2

EXHIBIT B

RESOLUTE ENERGY CORPORATION
2009 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

1.1 The purpose of this 2009 Performance Incentive Plan (this “Plan”) of Resolute Energy Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

2.1 The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator.  This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under

Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). Awards granted to non- employee directors shall not be subject to the discretion of any officer or employee of the Corporation and shall be administered exclusively by a committee consisting solely of independent directors.

3.2 Powers of the Administrator.  Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 and the applicable requirements of Code Section 162(m) and Treasury Regulations thereunder with respect to awards that are intended to satisfy the requirements for performance-based compensation under Section 162(m), and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right, and further provided that any adjustment or change in terms made pursuant to this Section 3.2(g) shall be made in a manner that, in the good faith determination of the Administrator will not likely result in the imposition of additional taxes or interest under Section 409A of the Code;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)	determine the Fair Market Value (as defined in Section 5.6) of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3 Binding Determinations.  Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts.  In making any determination or in taking or not taking any action under this Plan, the Board or a committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation.  The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available.  Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limit.  The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan is equal to 5% of the shares of Common Stock outstanding at closing of the transactions contemplated by the Acquisition Agreement but not to exceed 2,760,000 shares of Common Stock (the “Share Limit”).

The foregoing numerical limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10. For purposes of Section 4.2, “Acquisition Agreement” means that certain Purchase and IPO Reorganization Agreement dated August 2, 2009, by and among the Hicks Acquisition Company I, Inc., the Company, Resolute Subsidiary Corporation, Resolute Aneth, LLC, Resolute Holdings, LLC, Resolute Holdings Sub, LLC, and HH-HACI, L.P.

4.3 Awards Settled in Cash, Reissue of Awards and Shares.  To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. The foregoing adjustments to the share limit of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares; No Fractional Shares.  The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1 Type and Form of Awards.  The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options.  A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs.  To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of

Common Stock on the date the SAR was granted (the “base price”) as set forth in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

5.1.4 Restricted Stock.

(a) Restrictions.  Restricted stock is Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

(b) Certificates for Stock.  Restricted stock granted under this Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing restricted stock are registered in the name of the participant, the Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Corporation retain physical possession of the certificates, and that the participant deliver a stock power to the Corporation, endorsed in blank, relating to the restricted stock.

(c) Dividends and Splits.  As a condition to the grant of an award of restricted stock, the Administrator may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under this Plan. Unless otherwise determined by the Administrator, stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such stock or other property has been distributed.

5.1.5 Restricted Stock Units.

(a) Grant of Restricted Stock Units.  A restricted stock unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administrator shall establish a period of time during which the restricted stock units shall vest.

(b) Dividend Equivalent Accounts.  If (and only if) required by the applicable award agreement, prior to the expiration of the applicable vesting period of an RSU, the Corporation shall pay dividend equivalent rights with respect to RSUs, in which case the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the share of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have been paid the amounts or other property credited to such account upon vesting of the RSU.

(c) Rights as a Stockholder.  Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. Except as otherwise provided in the applicable award agreement, Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such Common Stock on such date. An award agreement may provide that issuance of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

5.1.6 Cash Awards.  The Administrator may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant cash bonuses (including without limitation, discretionary awards, awards based on objective or subjective performance criteria, awards subject to other vesting criteria or awards granted consistent with Section 5.2 below). Cash awards shall be awarded in such amount and at such times during the term of the Plan as the Administrator shall determine.

5.1.7 Other Awards.  The other types of awards that may be granted under this Plan include: (a) stock bonuses, performance stock, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock (subject to the requirements of Section 5.1.1), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon.

5.2 Section 162(m) Performance-Based Awards.  Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers, or stock market indices. Any Qualifying Option or Qualifying SAR shall be subject to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator.  The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals.  The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on such business criteria as selected by the Administrator in its sole discretion (“Business Criteria”), including the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity, capital employed, or on assets or on net investment, cost containment or reduction, operating margin, debt reduction, finding and development costs, production growth or production growth per share, reserve replacement or reserves per share growth or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets; provided that the Administrator may not make any adjustment to the extent it would adversely affect the qualification of any compensation payable under such performance targets as “performance-based compensation” under Section 162(m). The applicable performance measurement period may not be less than 3 months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award.  Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof.

5.2.4 Certification of Payment.  Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion.  The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority.  As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan.

5.3 Award Agreements.  Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation (electronically or otherwise). The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements.  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards.  The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award, if authorized by the Administrator;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In the event that the Administrator allows a participant to exercise an award by delivering shares of Common Stock previously owned by such participant and unless otherwise expressly provided by the Administrator, any shares delivered which were initially acquired by the participant from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the participant at least six months as of the date of delivery. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase, as established from time to time by the Administrator, have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value.  For purposes of this Plan “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last sale price for a share of Common Stock as furnished by the New York Stock Exchange (“NYSE”) or other principal stock exchange on which the Common Stock is then listed for the date in question or, if no sales of Common Stock were reported by the NYSE or other such exchange on that date, the last price for a share of Common Stock as furnished by the NYSE or other such exchange for the next preceding day on which sales of Common Stock were reported by the NYSE. If the Common Stock is no longer listed or is no longer actively traded on the NYSE or listed on a principal stock exchange as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances.

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer.  Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions.  The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing (provided that any such transfers of ISOs shall be limited to the extent permitted under the federal tax laws governing ISOs). Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.

5.7.3 Further Exceptions to Limits on Transfer.  The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation,

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	subject to any applicable limitations on ISOs, if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards.  One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1 Termination of Employment.

6.1.1 The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award agreement otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.1.2 For awards of stock options, unless the award agreement provides otherwise, the exercise period of such options shall expire: (1) 3 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; (2) in the case of a participant whose termination of employment is due to death or disability (as defined in the applicable award agreement), 12 months after the last day that the participant is employed by or provides services to the Corporation or a Subsidiary; and (3) immediately upon the last day the participant is employed by or provides services to the Corporation or a Subsidiary for any participant whose employment or services are terminated for “cause” (as defined in the applicable award agreement). The Administrator will, in its absolute discretion, determine the effect of all matters and questions relating to a termination of employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a termination of employment and whether a participant’s termination is for “cause.”

6.1.3 For awards of restricted stock, unless the award agreement provides otherwise, restricted stock that is subject to restrictions at the time that a participant whose employment or service is terminated shall be forfeited and reacquired by the Corporation; provided that the Administrator may provide, by rule or regulation or in any award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to restricted stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of restricted stock.

6.2 Events Not Deemed Terminations of Service.  Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 3 months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

6.3 Effect of Change of Subsidiary Status.  For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation, a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1 Adjustments.  Except where the Administrator determines that the provisions of Section 7.3 shall govern in lieu of this Section 7.1, upon any of the events described in this Section 7.1, or in contemplation of: any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split (“stock split”); any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the business or assets of the Corporation as an entirety; then the Administrator shall in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

(a)	proportionately adjust any or all of (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the number of shares provided for in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, or (5) (subject to Sections 7.7 and 8.8.3(a)) the performance standards applicable to any outstanding awards (provided that no adjustment shall be allowed to the extent inconsistent with the requirements of Code section 162(m)), or

(b)	make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. With respect to any award of an ISO, the Administrator may make such an adjustment that causes the option to cease to qualify as an ISO without the consent of the affected participant.

In any of such events, the Administrator may take such action prior to such event to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to stockholders generally. In the case of any stock split, if no action is taken by the Administrator, the proportionate adjustments contemplated by clause (a) above shall nevertheless be made.

Any adjustment, substitution or exchange made pursuant to this Section 7.1 shall be made in a manner that, in the good faith determination of the Administrator, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.

7.2 Automatic Acceleration of Awards.  Except as otherwise provided in Section 7.3, upon a dissolution of the Corporation or other event described in Section 7.1 that the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; provided that such acceleration provision shall not apply, unless otherwise expressly provided by the Administrator, with respect to any award to the extent that the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances; provided, further, that no such acceleration of amounts payable shall apply to compensation that has been deferred for purposes of Section 409A unless the Administrator determines that the acceleration will not result in the imposition of additional taxes or interest under Section 409A.

7.3 Possible Acceleration of Awards.  In the applicable award agreement or by other action, the Administrator, in its discretion, may provide that any outstanding option or SAR shall become fully vested, any share of restricted stock then outstanding shall fully vest free of restrictions, and any other award granted under this Plan that is then outstanding shall vest, or be payable to the holder of such award, as applicable, upon the occurrence of a Change in Control Event.

For purposes of this Plan, “Change in Control Event” means any of the following:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (2) and (3) below;

(b)	Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.

Notwithstanding the foregoing, (1) the Administrator may waive the requirement described in paragraph (a) above that a Person must acquire more than 50% of the Outstanding Company Stock or Outstanding Company Voting Securities for a Change in Control Event to have occurred if the Administrator determines that the percentage acquired by a Person is significant (as determined by the Administrator in its discretion) and that waiving such condition is appropriate in light of all facts and circumstances, and (2) no compensation that has been deferred for purposes of Section 409A of the Code shall be payable as a result of a Change in Control Event unless the Change in Control qualifies as a change in ownership or effective control of the Corporation within the meaning of Section 409A of the Code.

7.4 Early Termination of Awards.  Any award that has been accelerated as required or contemplated by Section 7.2 or 7.3 (or would have been so accelerated but for Section 7.5, 7.6 or 7.7) shall terminate upon the related event referred to in Section 7.2 or 7.3, as applicable, subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of such award and provided that, in the case of options and SARs that will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, the holder of such award shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

7.5 Other Acceleration Rules.  Any acceleration of awards pursuant to this Section 7 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur. Notwithstanding any other provision of the Plan to the contrary, the Administrator may override the provisions of Section 7.2, 7.3, 7.4 and/or 7.6 by express provision in the award agreement or otherwise. In addition, the Administrator may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated pursuant to Section 7.3 or any other action permitted hereunder shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

7.6 Possible Rescission of Acceleration.  If the vesting of an award has been accelerated expressly in anticipation of an event or upon stockholder approval of an event and the Administrator later determines that the event will not occur, the Administrator may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested awards; provided that, in the case of any compensation that has been deferred for purposes of Section 409A of the Code, the Administrator determines that such rescission will not likely result in the imposition of additional tax or interest under Code Section 409A.

7.7 Golden Parachute Limitation.  Notwithstanding anything else contained in this Section 7 to the contrary, in no event shall an award be accelerated under this Plan to an extent or in a manner which would not be fully deductible by the Corporation or one of its Subsidiaries for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated to the extent any portion of such accelerated payment would not be deductible by the Corporation or one of its Subsidiaries because of Section 280G of the Code. If a participant would be entitled to benefits or payments hereunder and under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then the participant may by written notice to the Corporation designate the order in which such parachute payments will be reduced or modified so that the Corporation or one of its Subsidiaries is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code. Notwithstanding the foregoing, if a participant is a party to an employment or other agreement with the Corporation or one of its Subsidiaries, or is a participant in a severance program sponsored by the Corporation or one of its Subsidiaries, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to any awards held by that participant (for example, and without limitation, a participant may be a party to an employment agreement with the Corporation or one of its Subsidiaries that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a change in control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to any awards held by that participant).

8.	OTHER PROVISIONS

8.1 Compliance with Laws.  This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, the acceptance of promissory notes and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 Future Awards/Other Rights.  No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract.  Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded.  Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding.  Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The Corporation may, with the Administrator’s approval, accept one or more promissory notes from any Eligible Person in connection with taxes required to be withheld upon the exercise, vesting or payment of any award under this Plan; provided that any such note shall be subject to terms and conditions established by the Administrator and the requirements of applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date and Termination.  This Plan is effective as of July 31, 2009, the date of its approval by the Board and sole stockholder (the “Effective Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization.  The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval.  To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards.  Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards.  No amendment, suspension or termination of this Plan or change of or affecting any outstanding award shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership.  Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law.  This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability.  If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3.  It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m).  Awards under Sections 5.1.4 through 5.1.7 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(c) Code Section 409A Compliance.  The Board intends that, except as may be otherwise determined by the Administrator, any awards under the Plan are either exempt from or satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income or penalty taxes, thereunder. If the Administrator determines that an award, award agreement, acceleration, adjustment to the terms of an award, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a participant’s award to become subject to Section 409A, unless the Administrator expressly determines otherwise, such award, award agreement, payment, acceleration, adjustment, distribution, deferral election, transaction or other action or arrangement shall not be undertaken and the related provisions of the Plan and/or award agreement will be deemed modified or, if necessary, rescinded in order to comply with the requirements of Section 409A to the extent determined by the Administrator without the content or notice to the participant.

(d) No Guarantee of Favorable Tax Treatment.  Although the Company intends that awards under the Plan will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any participant for any tax, interest or penalties the participant might owe as a result of the grant, holding, vesting, exercise or payment of any award under the Plan

8.9 Captions.  Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation.  Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan.  Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction.  The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Company Benefit and Compensation Programs.  Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

Resolute
Energy Corporation

ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION

Date: June 2, 2011
Time: 2:00 P.M. (Mountain Standard Time)
Place: Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, CO 80202
See Voting Instructions on Reverse Side.

1: The election of three Class II directors to our Board of Directors
01 Richard L. Covington
02 James M. Piccone
03 Robert M. Swartz

Vote For All Nominees	Withhold Authority For All Nominees	*Vote For All Except	Directors Recommend
☐	☐	☐	For All Nominees

Proposal	For	Against	Abstain	Directors Recommend
2: To approve, by a non-binding advisory vote, the compensation paid to the Company's Named Executive Officers (the "Say on Pay Vote");	☐	☐	☐	For

________________ Please Sign Here   ____________ Please Date

________________ Please Sign Here   ____________ Please Date

Please sign exactly as your name or names appear on this proxy card. Executors, administrators, attorneys-in-fact or trustees should give their full titles as such. If the signer is a corporation, please sign full corporate name and have a duly authorized officer sign, stating the title. If a partnership, please sign in partnership name by an authorized person. When shares are held jointly, each holder should sign.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Resolute
Energy Corporation

VOTED BY:

INTERNET
Go To
www.proxypush.com/ren
• Cast your vote online.
• View Meeting Documents.

OR

TELEPHONE
Call **866-390-6226**
• Use any touch-tone telephone.
• **Have your Proxy Card ready.**
• Follow the simple recorded instructions.

OR

MAIL
• Mark, sign and date your Proxy Card.
• Detach your Proxy Card.
• Return your Proxy Card in the postage-paid envelope provided.

All votes must be received by 5:00 P.M., Eastern Time, June 1, 2011.

PROXY TABULATOR FOR

RESOLUTE ENERGY CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

Energy Corporation ANNUAL MEETING OF RESOLUTE ENERGY CORPORATION a/ [r] Date:June 2,2011 Annual Meeting of Resolute Energy Corporation Time: 2:00 P.M. (Mountain Standard Time) .. .*T. . . o nn-t-t Place: Davis Graham & Stubbs LLP, 1550 Seventeenth Street, 10 D6 1161(1 OH \ IHirSQay, JUlie I, lXi\ L?vSgS[r]ctfo°ns80o2n°R2 everse side. *[f]°’ Stockholders of record as of April 18, 2011 Please make your marks like this: O Use dark black pencil or pen only -o This proxy JS solicited on behalf Of the Board Of Directors Of 13. Resolute Energy Corporation. Board of Directors Recommends a Vote “FOR” the election of Directors nomi-g nated in Proposal 1, “FOR” Proposals 2, 4 and 5 and “3 Years” for Proposal 3.£• JQI imtcdmct VOTED BY: Q~&r\ S. lisa INTERNET / iii V TELEPHONE o ^&l I I — 1: The election of three Class II directors to our Board of Directors Directors g Go To Call 866-390-6226 Richard L Covington03 Robert M. Swartz Recommend= WWW.prOXVpUSh.COm/ren James M. PicCOne S2 .Pcict \miir \/nto nnlino vote For aiiwithhold Authority*voteForAii MnF»[r].A"~!\,fplEnn nnrSrLtc OR • Use any touch-tone telephone. Nominees For aii Nominees Except Nominees ,e• View Meeting Documents. • Have your Proxy Card ready. Follow the simple recorded instructions. MAIL •INSTRUCTIONS: To withhold authority for any individual a. nominee(s), mark the exception box and write the niwrtnrs 22 * Mark, Sign and date VOUT PrOXV Card. number(s) in the space provided to the right. Recommend£ QR• Detach your Proxy Card. For Against Abstain h|k . Return your Proxy card in the postage-paid 2: To approve, by a non-binding advisory vote, the com- I For—pnwplnnp nrnwiripri pensation paid to the Company’s Named Executive LJLJLJ = envelope provided. Officers (the “Say on Pay Vote”); 5 1year 2 years 3 years Abstain 3 Years “~ 3: To select, by a non-binding advisory vote, the ^ frequency—every year, every other year, or every’—’’—’’—’ ‘—’ ™ third year—at which the stockholders of the ° Company will be asked to approve, by a non-binding ‘S advisory vote, the compensation paid to the Named o A|| votes mus| j,e recejve(| by 5:00 P.M., Eastern Time, June 1, 2011. Executive Officers of the Company; o> For Against Abstain For ^ 4: To approve an amendment to our 2009 Performance I—II—II—I ^ Incentive Plan (i) to increase the maximum number’—’’—’’—’ *^ of shares available for award under the plan by >, PROXY TABULATOR FOR [6,500,000] shares of our common stock, and (ii) to ^ make other administrative amendments to the plan; ‘S RESOLUTE ENERGY CORPORATION For Against Abstain For « P.O. BOX 8016 5: To ratify the appointment of KPMG LLP as our a, i 1 GARY NC 27512-9903 independent registered public accounting firm for’—’’—’’—’ ‘5 the fiscal year ending December 31,2011; and g_ 6: To transact such other business as may properly “> come before the meeting and any adjournments or %postponements thereof. j5 To attend the meeting and vote your shares i—i , in person, please mark this box. ‘—’ Authorized Signatures — This section must be completed for your Instructions to be executed. EVENT #

Revocable Proxy — Resolute Energy Corporation Annual Meeting of Stockholders June 2,2011 2:00 P.M. (Mountain Standard Time) T his Proxy is Solicited on Behalf of the Board of Directors The un dersigned hereby appoints James M. Piccone and Nicholas J. Button, or either of them, with full power of substitution, as Proxies of the undersigned, to represent and vote as designated below all of the shares of common stock of Resolute Energy Corporation held of record by the undersigned on April 18, 2011 at the Annual Meeting of Stockholders to be held on Thursday, June 2, 2011 at 2:00 p.m. , MST, at the offices of Davis Graham & Stubbs LLP, 1550 Seventeen th “* Street, Suite 500, Denver, CO 80202, and any adjournment or postponement thereof. ^ CD S3 n This proxy authorizes each of the persons named above to vote at his discretion %, on any other matter that may properly come before the meeting or any postpone- 1 ment or adjournment thereof. If this card contains no specific voting instructions, sr the shares will be voted in accordance with the recommendation of the Board S of Directors. CD C •< The Board of Directors recommends a vote “FOR” the election of Directors ~ nom inated in Proposal 1, “FOR” Proposals 2, 4 and 5 and “3 Years” for Proposal 3. 3- CD 1 This proxy is solicited on behalf of the Board of Directors of Resolute Energy ? Corporation. Please sign and return this proxy in the enclosed pre-addressed 5- envelope. The giving of a proxy will not affect your right to vote in person if you ^ attend the meeting. ^ a. 2. This proxy when properly executed will be voted at the meeting in the manner 3 directed herein by the undersigned stockholder. If no direction is made, this proxy 1 ‘ will be voted “FOR” the election of the Directors nominated in P roposal 1, “FOR” ^ Proposals 2, 4 and 5 and “3 Years” for Proposa l 3. C/j’ 1 This proxy confers discretionary authority in respect of matters not known or o determined at the time of the mailing of the notice of the Annual Meeting of 5- Stockholders to the unders igned. 3- CD 5 The undersigned hereby acknowledge receipt of (a) the Notice of Annual Meeting of § Stockholders, (b) the Proxy Statement, and (c) the Annual Report of the Company -§ on Form 10-K for the fiscal year ended December 31, 2010. CD [3] -o i. Important Notic e Regarding the Availability of Proxy Materials for the ™ Stockhol der Meeting to be Held on June 2, 2011: The proxy statement, 1^ pr oxy card and the annual report to stockholders for the fiscal year ended December 31, 2010, are available at www.proxydocs.com/ren. PLEASE DATE, SIGN AND MAILYOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. (CONTINUED AND TO BE SIGNED ON REVERSE SI DE)